EXECUTION VERSION

Exhibit 10.1

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

among

GOVERNMENT CONTRACT RECEIVABLES NOTE TRUST,

as the Issuer,

ELECTRONIC DATA SYSTEMS CORPORATION,

as a Seller,

EDS INFORMATION SERVICES L.L.C.,

as the Servicer and as a Seller,

U.S. BANK NATIONAL ASSOCIATION,

as successor in interest to State Street Bank and Trust Company,

as Indenture Trustee,

and

THE MANAGING AGENTS,

THE CONDUIT PURCHASERS,

THE COMMITTED PURCHASERS

AND

THE ALTERNATE TRANSFEREES

FROM TIME TO TIME PARTY HERETO

and

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH,

as the Administrative Agent

dated as of September 19, 2001,

as amended and restated as of October 22, 2003

i

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBIT A	Form of Notice of Advance
EXHIBIT B	Form of Investment Letter
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Hedging Requirements

SCHEDULE I	Commitments
SCHEDULE II	Ownership Group Accounts
SCHEDULE III	Addresses for Notices

iv

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Note Purchase Agreement”) dated as of October 22, 2003, among GOVERNMENT CONTRACT RECEIVABLES NOTE TRUST a Delaware business trust (the “Issuer”) ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation, as a Seller (“EDS”), EDS INFORMATION SERVICES L.L.C., a Delaware limited liability company as the Servicer (the “Servicer”) and as a Seller (in such capacity, together with EDS, each a “Seller” and together, the “Sellers”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor in interest to State Street Bank and Trust Company, a Massachusetts trust company, (the “Indenture Trustee”), the CONDUIT PURCHASERS, the COMMITTED PURCHASERS, the MANAGING AGENTS and the ALTERNATE TRANSFEREES from time to time party hereto and CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH, as agent for the Managing Agents (the “Administrative Agent”).

This Note Purchase Agreement amends and restates in its entirety that certain Note Purchase Agreement dated as of September 19, 2001 (as amended prior to the date hereof, the “Original Agreement”), among the Issuer, the Servicer, the Sellers, the Indenture Trustee, Alpine Securitization Corp., a Delaware corporation, Credit Suisse First Boston, New York Branch, as agent for the Conduit Purchaser and the Alternate Transferees (in such capacity, the “Agent”) and Alternate Transferees from time to time party thereto. Upon the effectiveness of this Note Purchase Agreement, the terms and provisions of the Original Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Agreement by this Note Purchase Agreement, the Issuer, the Servicer and the Sellers shall continue to be liable to each of the other parties hereto with respect to all unpaid fees and expenses payable to any such party and all agreements to indemnify any such party in connection with events or conditions arising or existing prior to the effective date of this Note Purchase Agreement. Upon the effectiveness of this Note Purchase Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Note Purchase Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and or delivered in connection with the Original Agreement.

In addition to the responsibilities of EDS and/or EIS pursuant to this Agreement, EDS and/or EIS has certain obligations under the NMCI Contract, including the obligation to provide equipment to the NMCI Contract Obligor.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Unless otherwise indicated, capitalized terms used herein without definition shall have the meanings set forth in Annex A to the Indenture (as defined below). Additionally, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933 and the rules of the Securities and Exchange Commission promulgated pursuant thereto.

“Additional Amounts” means all amounts owed by the Issuer or the Servicer pursuant to Article IX plus any Breakage Amounts.

“Additional Interest” is defined in Section 2.06(b).

“Administrative Agent” is defined in the Preamble.

“Administrative Agent Fee” is the fee set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means the amended and restated letter agreement dated as of October 22, 2003, among the Issuer, the Servicer, and the Administrative Agent setting forth certain fees payable by the Issuer and the Servicer in connection with the administrative duties performed by the Administrative Agent for the benefit of the Managing Agents.

“Advance” means an advance of funds to the Issuer that will result in an increase in the aggregate outstanding principal balance of one or more of the Notes outstanding at the time that advance is made in accordance with the provisions of Section 2.03.

“Advance Date” means the date on which an Advance occurs.

“Alternate Transferees” means ABN AMRO Bank N.V., Credit Suisse First Boston, New York Branch, Deutsche Bank, AG, New York Branch and HSBC Bank USA and each of their successors and assigns (with respect to the rights in, and the commitment to make Advances under, the applicable Notes) that shall become a party to this Note Purchase Agreement pursuant to Section 2.07(b).

“Applicable Funded Share” means, at any time of determination with respect to any Ownership Group, a fraction, the numerator of which is the Outstanding Principal Balance of the Note of such Ownership Group at such time, and the denominator of which is the sum of the Outstanding Amount of all Notes at such time.

“Applicable Pro Rata Share” means, at any time of determination with respect to any Ownership Group, a fraction, the numerator of which is the unused Group Purchase Limit of such Ownership Group at such time and the denominator of which is the sum of the unused Group Purchase Limits for all Ownership Groups at such time.

“Assignment Amount” means, with respect to an Alternate Transferee and any Note, an amount equal to such Alternate Transferee’s Percentage of the Outstanding Principal Balance of that Note on the date of determination.

“Assignment and Acceptance” means an assignment and acceptance agreement, substantially in the form of Exhibit C hereto, entered into by an Owner and a permitted assignee.

“Bank Funding Rate” means, with respect to any day, an interest rate per annum equal to the sum of (a) LIBOR for such day plus (b) the Spread.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) (i) the rate of interest in effect for such day as publicly announced from time to time by the applicable Alternate Transferee or Committed Purchaser (other than GECC) as its “reference rate,” which is a rate set by such Alternate Transferee or Committed Purchaser (other than GECC) based upon various factors including such Alternate Transferee’s or Committed Purchaser’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate and (ii) with respect to GECC, the rate publicly quoted by The Wall Street Journal in its Money Rate section as the “Prime Rate” for such day (or if the date for determination of that rate is not a day on which an edition of The Wall Street Journal is published, the rate quoted in the last edition published or, if The Wall Street Journal ceases quoting a case rate of the type described, the per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15(519) entitled “Selected Interest Rates” as the “Bank prime loan” rate or its equivalent for the period in which such day falls); and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Breakage Amounts” is defined in Section 9.05(c).

“Closing” is defined in Section 3.01.

“Commercial Paper” means, with respect to any Conduit Purchaser, the commercial paper allocated by such Conduit Purchaser’s Managing Agent as the source of funding for the Note held by such Conduit Purchaser at any time.

“Commitment Termination Date” means, as to any Ownership Group, the earlier of (a) October 19, 2004 unless the Administrative Agent provides written notice on behalf of such Ownership Group to the Servicer and the Issuer to extend the Commitment Termination Date as provided in Section 2.09 and (b) the date that each Managing Agent shall have received in full pursuant to Section 8.4 of the Indenture the Clean-Up Call Price from the proceeds of a Clean-Up Call.

“Committed Purchaser” means General Electric Capital Corporation and each of its successors and assigns (with respect to the rights in, and the commitment to make advances under, the applicable Notes) that shall become a party to this Note Purchase Agreement pursuant to Section 2.07(b).

“Committed Purchaser Funding Rate” means, with respect to any day, an interest rate per annum equal to the Committed Purchaser’s LIBOR for such day, plus the Dealer Fee Rate.

“Committed Purchaser’s LIBOR” means, for the purposes of calculating interest and with respect to any day during any Interest Period, a rate per annum, to be reasonably determined by a

Committed Purchaser equal to the rate per annum which appears on page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (rounded up to the nearest 1/100 of 1%), for the purpose of displaying London interbank offered rates of major banks for deposits of Dollars, at or about 11:00 a.m. (London time) two London Business Days prior to the first day of such Interest Period or other period, as applicable, for a period equal to such Interest Period or other period, as applicable, in an amount substantially equal to the amount of dollars to be funded. In the event no rate is so posted, the Committed Purchaser will determine LIBOR on the basis of the rates at which U.S. Dollar deposits in London are offered by the Reference Banks at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of the relevant Interest Period or other period, as applicable, to major banks in the London interbank market for a period of one month commencing on the first Business Day of the relevant Interest Period in an amount substantially equal to the amount of dollars to be funded. The Committed Purchaser will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean, rounded upward, if necessary, to the nearest 1/100,000 of 1% (0.0000001), with five one-millionths of a percentage point rounded upward, of all such quotations. If fewer than two such quotations are provided, the rate for that day will be the arithmetic mean, rounded upward if necessary to the nearest 1/100,000 of 1% (0.0000001), with five one-millionths of a percentage point rounded upward, of the offered per annum rates that one or more leading banks in New York City, selected by the Committed Purchaser, are quoting as of approximately 11:00 a.m., New York City time, on the first day of the related interest period, to leading European banks for United States dollar deposits for that maturity; provided that if the banks selected as aforesaid are not quoting as mentioned in this sentence, LIBOR in effect for the applicable interest period will be LIBOR in effect for the previous interest period. As used herein, “Reference Banks” means four major banks in the London interbank market selected by the Committed Purchaser and approved by the Servicer.

“Conduit Purchaser” means each of Alpine Securitization Corp., a Delaware corporation, Bryant Park Funding, LLC, a Delaware limited liability company, Gramercy Capital Corporation, a Delaware corporation, Greenwich Funding Corporation, a Delaware corporation, Gemini Securitization Corp., a Delaware corporation, Amsterdam Funding Corporation, a Delaware corporation and any other SPRC that purchases or funds an interest in a Note.

“CSFB” means Credit Suisse First Boston, New York Branch.

“Dealer Fee Rate” for any Managing Agent and its related SPRC(s) has the meaning set forth in the Fee Letter.

“EDS” means Electronic Data Systems Corporation, a Delaware corporation.

“Eligible Transferee” means a commercial bank or other financial institution having a combined capital and surplus of at least $250,000,000, or a commercial paper conduit administered by such a bank or financial institution or by an Affiliate of such a bank or financial institution. For avoidance of doubt, “Eligible Transferee” does not include any insurance company, pension fund, retirement fund or other Person subject to regulation under the Employee Retirement Security Act of 1974, as amended, or any commercial bank or financial institution, any commercial paper conduit administered by a commercial bank or financial institution or any Affiliate of any such commercial bank or financial institution, a material portion of the business operations of which is the provision of services similar to the services provided by a Seller or an Affiliate of the Sellers to its customers.

“Event of Default” is defined in Section 5.1 of the Indenture.

“Extension Response Date” is defined in Section 2.09.

“Facility Balance” means the sum of the aggregate outstanding Principal Balance of all of the Notes.

“Federal Bankruptcy Code” means, as of any date of determination, the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Federal Funds Rate” means, for any period,

(a) for any Owner in the ABN Ownership Group, the greater of (a) the weighted average of the rates per annum, as determined by ABN, at which overnight Federal funds are offered to ABN for such day by major banks in the interbank market or (b) if ABN is borrowing overnight funds from a Federal Reserve Bank that day, the weighted average of the rates per annum at which such overnight borrowings are made on that day (each such determination of the Federal Funds Rate by ABN shall be conclusive and binding except in the case of manifest error) and

(b) for any other Owner, the per annum rate set forth in the weekly statistical release designated as H. 15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H. 15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such previous day is not yet published in either H. 15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fee Letter” means the amended and restated letter agreement dated as of October 22, 2003 among the Managing Agents on behalf of their respective Ownership Groups, the Issuer and the Servicer, setting forth certain fees payable by the Issuer and/or the Servicer.

“Funding Date” is defined in Section 3.01.

“Funding Rate” means, with respect to any Note on any day during any Interest Period, and as determined, in accordance with the following provisions, by each Managing Agent,

(a) to the extent such Note is funded on such day by an Owner which is an SPRC and is in the CSFB Ownership Group and such Owner is funding such Note on such day through the issuance of commercial paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) equal to the sum of the Dealer Fee Rate for such SPRC plus LIBOR for such day;

(b) to the extent such Note is funded on such day by an Owner which is an SPRC and is not in the CSFB Ownership Group and such Owner is funding such Note on such day through the issuance of commercial paper, a rate per annum equal to the per annum rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) equivalent to the sum of the Dealer Fee Rate for such SPRC plus the weighted average of the per annum rates paid or payable by such SPRC from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the commercial paper notes issued by such SPRC that are allocated, in whole or in part, by the applicable Managing Agent to fund the purchase or maintenance of such Note or any Advance under such Note (and which may also be allocated in part to the funding of other assets of such SPRC) during such Interest Period as determined by the applicable Managing Agent and reported to the Servicer, which rates shall reflect and give effect to (x) certain documentation and transaction costs associated with the issuance of such SPRC’s commercial paper, and (y) other borrowings by such SPRC (other than under any of such SPRC’s Program Support Agreements), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market to the extent such amounts are allocated, in whole or in part, to such Note by the applicable Managing Agent; provided, that if any component of such rate is a discount rate, in calculating the “Funding Rate” for such day the applicable Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; and

(c) to the extent (i) such Note is funded on such day by an Alternate Transferee or (ii) such Note is funded on such day by an Owner which is an SPRC, to the extent such SPRC is not funding such Note on such day through the issuance of commercial paper, the greater of (A) a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) equal to the Bank Funding Rate, or, in the event, (w) the Bank Funding Rate cannot be determined, (x) it shall become unlawful for that Alternate Transferee or any Program Support Provider for that Owner which is an SPRC to obtain funds in the London interbank market to fund or maintain any interest in such Note, (y) such funding occurs without 3 London Business Days of notice to the Managing Agents from the Issuer and the Servicer pursuant to Section 2.03(a)(vii) or (z) that an assignment of any Note pursuant to Section 2.07(a) or a funding by any Program Support Provider for the applicable SPRC occurs on a date other than the last date of an Interest Period, for the period commencing on the date of such assignment or funding and ending on, the date immediately preceding the first day of the next succeeding Interest Period, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 365-day year) equal to the Base Rate and (B) the Base Rate (calculated on the basis of a 365-day year);

(d) to the extent such Note is funded on such day by a Committed Purchaser, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) equal to the Committed Purchaser Funding Rate, or, in the event the Committed Purchaser Funding Rate cannot be determined, (x) it shall become unlawful (or any central bank or a Governmental Authority shall assert it is unlawful) for the Committed Purchaser to obtain funds in the London interbank market to fund or maintain any interest in such Note, (y) such funding occurs without 3 London Business Days of notice to the Managing Agents from the Issuer and the Servicer pursuant to Section 2.03(a)(vii) or (z) that an assignment of any Note pursuant to Section 2.07(b) occurs on a date other than the last date of an Interest Period, for the period commencing on the date of such assignment or funding and ending on, the date immediately preceding the first day of the next succeeding Interest Period, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 365-day year) equal to the Base Rate;

provided, at any time when any Event of Default or Termination Event has occurred and is continuing or event which with the giving of notice or passage of time or both could become an Event of Default or Termination Event, shall have occurred, the Funding Rate shall mean a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 365-day year) equal to the Base Rate plus 200 basis points.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Group Purchase Limit” means, with respect to each Ownership Group and its related Note, the amount identified as such for that Ownership Group in Schedule I, as Schedule I may be amended from time to time pursuant to this Agreement.

“Hedge Agreement” has the meaning specified in Exhibit D to this Note Purchase Agreement.

“Hedging Requirements” means the requirements described in Exhibit D to this Note Purchase Agreement.

“Indemnified Party” means each Conduit Purchaser, each Alternate Transferee, each Committed Purchaser, each Managing Agent, the Administrative Agent, the Indenture Trustee, each Program Support Provider and each or any of their respective officers, directors, employees, agents, representatives, assignees, successors, or Affiliates.

“Indenture” means the Amended and Restated Indenture dated as of October 22, 2003, among the Issuer, EIS, as servicer, EDS, as a seller and as guarantor and Indenture Trustee, as indenture trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” means U.S. Bank National Association, as successor in interest to State Street Bank and Trust Company, a Massachusetts trust company, and any successor Indenture Trustee under the Indenture.

“Initial Purchase Price” is defined in Section 2.02.

“Investment Letter” is defined in Section 6.03.

“Issuer” means Government Contract Receivables Note Trust, a Delaware business trust.

“LIBOR” means, for the purposes of calculating interest and with respect to any day during any Interest Period, a rate per annum, to be reasonably determined by the Administrative Agent, equal to the rate per annum which appears on page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (rounded up to the nearest 1/100 of 1%), for the purpose of displaying London interbank offered rates of major banks for deposits of Dollars, at or about 11:00 a.m. (London time) two London Business Days prior to the first day of such Interest Period or other period, as applicable, for a period equal to such Interest Period or other period, as applicable, in an amount substantially equal to the amount of dollars to be funded. In the event no rate is so posted, the Administrative Agent will determine LIBOR on the basis of the rates at which U.S. Dollar deposits in London are offered by the Reference Banks at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of the relevant Interest Period or other period, as applicable, to major banks in the London interbank market for a period of one month commencing on the first Business Day of the relevant Interest Period in an amount substantially equal to the amount of dollars to be funded. The Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean, rounded upward, if necessary, to the nearest 1/100,000 of 1% (0.0000001), with five one-millionths of a percentage point rounded upward, of all such quotations. If fewer than two such quotations are provided, the rate for that day will be the arithmetic mean, rounded upward if necessary to the nearest 1/100,000 of 1% (0.0000001), with five one-millionths of a percentage point rounded upward, of the offered per annum rates that one or more leading banks in New York City, selected by the Administrative Agent, are quoting as of approximately 11:00 a.m., New York City time, on the first day of the related interest period, to leading European banks for United States dollar deposits for that maturity; provided that if the banks selected as aforesaid are not quoting as mentioned in this sentence, LIBOR in effect for the applicable interest period will be LIBOR in effect for the previous interest period. As used herein, “Reference Banks” means four major banks in the London interbank market selected by the Administrative Agent and approved by the Servicer.

“LIBOR Rate Reserve Percentage” means, for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the

Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“Liquidity Fee” for any Managing Agent and its related Ownership Group (including any Terminating Ownership Group), has the meaning, and shall be in the amounts calculated as, set forth in the Fee Letter.

“London Business Day” means any business day on which dealings in deposits in United States dollars are transacted in the London interbank market.

“Losses” is defined in Section 9.01.

“Managing Agent” means, with respect to any Ownership Group, the Person acting as Managing Agent for such Ownership Group under this Note Purchase Agreement and initially means:

(a)	ABN AMRO Bank N.V., as Managing Agent for the ABN Ownership Group;

(b)	Credit Suisse First Boston, New York Branch, as Managing Agent for the CSFB Ownership Group;

(c)	Deutsche Bank, AG, New York Branch, as Managing Agent for the DB Ownership Group;

(d)	General Electric Capital Corporation, as Managing Agent for the GE Ownership Group; and

(e)	HSBC Securities (USA) Inc., as Managing Agent for the HSBC Ownership Group,

and each of their respective successors and assigns as to their related Ownership Groups, it is understood that there is only one Managing Agent for each Ownership Group.

“Maximum Amount” means, as to the Notes as a whole, $900,000,000 as such amount may be decreased from time to time in accordance with Section 2.04 and Section 2.09.

“Monthly Interest” is defined in Section 2.06.

“Non-Funding Conduit Purchaser” is defined in Section 2.03(b).

“Note” means each promissory note issued by the Issuer to the Managing Agent, for the benefit of its related Ownership Group, pursuant to the Indenture.

“Note Initial Principal Amount” means, as to any Note outstanding immediately after Closing the amount specified in Schedule I to this Note Purchase Agreement and, as to any Note issued after Closing, the amount of the initial Advance made with respect to such Note that is allocated to and funded with respect to that Note.

“Note Interest Rate” means, with respect to any Note and any day, a per annum rate equal to the Funding Rate for such Note for such day.

“Note Interest Shortfall” is defined in Section 2.06(b).

“Note Repurchase Price” at any time of determination, means the amount required to pay all Obligations in full in cash at such time.

“Notice of Advance” means a written notice of an Advance in the form of Exhibit A to this Note Purchase Agreement.

“Original Agreement” is defined in the first paragraph following the Preamble.

“Outstanding Principal Balance” means, with respect to any Note at any time, the sum of (a) the Note Initial Principal Amount of such Note plus (b) the aggregate amount of all other Advances allocated to and funded with respect to such Note at or prior to such time, minus (c) all payments received by the applicable Managing Agent pursuant to Section 8.4(b) of the Indenture and available to be applied to reduce the principal amount of such Note on or prior to such date; provided, that if such principal shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such principal shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Owner Trustee” means The Bank of New York (Delaware).

“Owners” means the Conduit Purchasers, the Committed Purchasers and the Alternate Transferees.

“Ownership Group” means each of the following groups composed of either (a) Conduit Purchasers, Alternate Transferees and SPRCs or (b) one or more Committed Purchasers:

(a)	Amsterdam Funding Corporation, ABN AMRO Bank N.V. (“ABN”) and any SPRC administered by ABN or any of its Affiliates (the “ABN Ownership Group”);

(b)	Alpine Securitization Corp., Gramercy Capital Corporation, Greenwich Funding Corporation, CSFB, and any SPRC administered by CSFB or any of its Affiliates (the “CSFB Ownership Group”);

(c)	Gemini Securitization Corp., Deutsche Bank, AG, New York Branch (“DB”) and any SPRC administered by DB or any of its Affiliates (the “DB Ownership Group”);

(d)	General Electric Capital Corporation (“GE”) (the “GE Ownership Group”); and

(e) Bryant Park Funding LLC, HSBC Bank USA (“HSBC”) and any SPRC administered by HSBC Securities (USA) Inc. or any of its Affiliates (the “HSBC Ownership Group”);

By way of example and for avoidance of doubt, each of the groups in clauses (a)–(e) above, is a separate Ownership Group.

“Participant” is defined in Section 11.04(b).

“Percentage” means, (a) for any Alternate Transferee or Committed Purchaser, as applicable listed on the signature pages hereto, the percentage set forth under the signature of such Alternate Transferee or Committed Purchaser, as applicable, on the signature pages to this Note Purchase Agreement, as such percentage may be reduced or otherwise adjusted by any Assignment and Acceptance entered into by such Alternate Transferee or Committed Purchaser, as applicable, or (b) with respect to any Owner that becomes a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein, as such percentage may be reduced or otherwise adjusted by any Assignment and Acceptance entered into by such Owner and a subsequent Owner.

“Program Support Agreement” means any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of any Conduit Purchaser, the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by any Conduit Purchaser to any Program Support Provider of the applicable Note (or any interest therein or in any portions thereof) and/or the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program (whether for liquidity or credit enhancement support), together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, any Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s securitization program.

“Rate Cap Agreement” has the meaning given in the Exhibit D to this Note Purchase Agreement.

“Required Noteholders” means (a) the Owners funding at least 72% of the Outstanding Principal Balance of the Notes; provided, however, that any Note held by EDS, EIS or any Affiliate thereof shall be excluded when calculating Required Noteholders and (b) more than 50% of the Managing Agents.

“Securitization Transfer Price” means an amount determined and specified by the Servicer, and set forth in the written notice referred to in Section 2.9 of the Sale and Servicing Agreement, which amount consists of a stated principal amount of Notes to be specially repaid on the Business Day specified in such written notice, together with accrued and unpaid interest thereon at the applicable Note Interest Rates to the date of repayment, together with related Breakage Amounts and any other amounts then due under this Note Purchase Agreement.

“SPRC” means a special purpose company or other special purpose entity administered by a Managing Agent or an Affiliate thereof which obtains funding from the issuance of commercial paper and/or other debt securities.

“Spread” means 0.75% per annum.

“Strike Interest Rate” has the meaning given in the Exhibit D to this Note Purchase Agreement.

“Terminating Ownership Group” is defined in Section 2.09.

“Third Party Claim” is defined in Section 9.02.

Other Definitional Provisions. All terms defined in this Note Purchase Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Note Purchase Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in this Note Purchase Agreement, and accounting terms partly defined in this Note Purchase Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) references to any agreement refer to that agreement as the same may be amended, extended, renewed, amended, supplemented and restated or otherwise modified in accordance with its terms from the date hereof; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Note Purchase Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Note Purchase Agreement; (e) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition in this Note Purchase Agreement (or the certificate or other document in which they are used); (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any Person include that Person’s successors and assigns; (i) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (j) the singular number includes the plural numbers and vice versa; and (k) reference to any gender includes a reference to the other gender.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Notes. (a) On the terms and subject to the conditions set forth in this Note Purchase Agreement, and in reliance on the covenants,

representations, warranties and agreements herein set forth, the Issuer (x) may offer to sell to each Managing Agent, on behalf of its respective Conduit Purchaser(s), and the Conduit Purchaser(s), through its Managing Agent, may elect to purchase or (y) may offer to sell to each Managing Agent of any Ownership Group comprising only Committed Purchasers, on behalf of its respective Committed Purchaser(s), and the Committed Purchaser(s), through its Managing Agent shall purchase at the Funding Date a Note, which Note shall be purchased for a purchase price equal to the Note Initial Principal Amount for that Note.

(b) On the terms and subject to the conditions set forth in this Note Purchase Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, if any Conduit Purchaser chooses not to purchase (through its Managing Agent) the Note offered to that Conduit Purchaser pursuant to Section 2.01(a), the Alternate Transferee(s) in such Conduit Purchaser’s Ownership Group shall purchase, through the related Managing Agent, at the Closing such Note for a purchase price equal to its Percentage (allocable to such Conduit Purchaser by the Managing Agent if there is more than one SPRC in the related Ownership Group) of the Note Initial Principal Amount of the Note related to its Ownership Group.

(c) On the Funding Date, the Notes shall be issued for each Ownership Group in the name of such Ownership Group’s Managing Agent and in a maximum principal amount equal to such Ownership Group’s Group Purchase Limit. The Notes shall be issued in typewritten form, executed by an authorized officer of the Issuer. The Administrative Agent (as to each Ownership Group) and each Managing Agent (as to each Owner in its related Ownership Group) shall record any subsequent increases and decreases to each Ownership Group’s Group Purchase Limit. Such increases and decreases shall be accounted for pro rata among the Ownership Groups and, in the event a discrepancy exists between the records of the Administrative Agent and a Managing Agent, the Administrative Agent’s records shall control.

SECTION 2.02. Initial Purchase Price. Each Note is to be purchased at a price (the “Initial Purchase Price”) of 100% of its Note Initial Principal Amount.

SECTION 2.03. Advances.

(a) Each Managing Agent severally agrees, on behalf of its Ownership Group, to make Advances in respect of Equipment Receivables and related items of Subject Equipment, in each case pro rata based on the respective Applicable Pro Rata Share of its related Ownership Group from time to time until the Commitment Termination Date upon satisfaction, as of the applicable Advance Date and after giving effect to such Advances of each of the following conditions:

(i) The Administrative Agent and each Managing Agent shall have received copies of all reports and other items required to be delivered by the Servicer to the Indenture Trustee pursuant to Article VII of the Indenture;

(ii) Each of the representations and warranties made by the Sellers pursuant to Section 2.4 and Section 2.5 of the Sale and Servicing Agreement and each of the representations and warranties made by the Servicer pursuant to Section 3.4 of the Sale and Servicing Agreement shall be true and correct as of the related Advance Date (including the representation made thereunder as to perfecting a security interest in the Contract Payments as set forth in clause (i) of the definition of Eligible Asset), and the Sellers and the Servicer shall have performed in all material respects all obligations to be performed by it under the Sale and Servicing Agreement on or prior to such Advance Date;

(iii) Each of the representations and warranties made by the Issuer pursuant to Article III of the Indenture shall be true and correct as of the related Advance Date;

(iv) No event has occurred and is continuing, or would result from such Advance on such Advance Date, that constitutes a Termination Event, Event of Default or a Rapid Amortization Event;

(v) (a) The aggregate Outstanding Principal Balance of the Note related to such Managing Agent’s Ownership Group will not exceed the Group Purchase Limit of that Ownership Group and (b) the Facility Balance will not exceed the lesser of the Maximum Amount and the Borrowing Base (in either case, after giving effect to such Advance);

(vi) The aggregate value of the Contract Payments assigned to the Issuer since the Funding Date is greater than $5,000,000;

(vii) At least three Business Days prior to the Advance Date and not later than 3:00 p.m., New York City time, the Administrative Agent and each Managing Agent shall have received a completed Notice of Advance from the Issuer and the Servicer;

(viii) The Commitment Termination Date as to the Ownership Group related to such Managing Agent shall not have occurred;

(ix) The conditions to effectiveness of, transfers pursuant to, and issuance of the Note under, the Transaction Documents as set forth therein shall have been satisfied;

(x) Immediately after giving effect to the requested Advance, each of the Hedging Requirements will be satisfied;

(xi) All of the fees due and payable pursuant to the Administrative Fee Letter and the Fee Letter have been paid; and

(xii) the Guaranty is in force and EDS shall not have challenged the effectiveness of, or the enforceability of, any provision of the Guaranty.

Subject to the foregoing conditions, in the event that a Conduit Purchaser elects not to make an Advance, the Alternate Transferee or Alternate Transferees in such Conduit Purchaser’s Ownership Group severally agree to make the respective Percentage (allocable to such Conduit Purchaser by the Managing Agent if there is more than one SPRC in the related Ownership

Group) of the Applicable Pro Rata Share of such Advance (provided that no Alternate Transferee shall be required to make a portion of any Advance if, after giving effect thereto, its Percentage of the Outstanding Principal Balance of the related Note would exceed its applicable Percentage of the Group Purchase Limit allocated to the related Note).

Each Alternate Transferee’s or Committed Purchaser’s, as applicable, obligation hereunder shall be several, such that the failure of any Alternate Transferee or Committed Purchaser, as applicable, within an Ownership Group to make its Advance shall not relieve any other Alternate Transferee or Committed Purchaser, as applicable, within such Ownership Group (or any other Ownership Group) of its obligation hereunder to make its Advance. For the avoidance of doubt, no Ownership Group or any member or members thereof shall have any obligation to perform or discharge, or any liability for, the obligations of any other Ownership Group or any member or members thereof except to the extent that such obligations shall be assumed in accordance with the terms of this Note Purchase Agreement.

Further, in the event an Alternate Transferee fails to satisfy its obligation to make available its respective Percentage of the Applicable Pro Rata Share of such Advance as required hereunder upon receipt of notice of such failure from the related Managing Agent, the non-defaulting Alternate Transferees, if any, who are in the same Ownership Group as the defaulting Alternate Transferee shall make the defaulting Alternate Transferee’s Percentage of the Applicable Pro Rata Share of such Advance pro rata in proportion to their relative Percentages (determined without regard to the Percentage of the defaulting Alternate Transferee) (provided that no Alternate Transferee shall be required to make a portion of any Advance if, after giving effect thereto, its Percentage of the Outstanding Principal Balance of the related Note would exceed its applicable Percentage of the Group Purchase Limit allocated to the related Note). The defaulting Alternate Transferee shall on the next Business Day following the date of such Advance make such amounts available to the applicable Alternate Transferees, together with interest at the Funding Rate for each day during such period.

(b) In the event any Conduit Purchaser elects not to make the portion of an Advance it was requested to fund, the Servicer may (with the prior written consent of one or more other Conduit Purchasers and each member of each such willing Conduit Purchaser’s Ownership Group) request each Conduit Purchaser so electing (a “Non-Funding Conduit Purchaser”) and its Ownership Group to assign all, but not less than all, of the Outstanding Principal Balance of its Note and its related commitments hereunder to such willing Conduit Purchaser(s) and its or their related Ownership Group(s), all at the expense of the Servicer. Each such willing Conduit Purchaser may (at the election of the related Ownership Group) do one or a combination of the following (provided that the actions taken pursuant to the following clauses (x) and (y) by all such willing Ownership Groups in the aggregate shall result in an assignment of the entire Outstanding Principal Balance of the Note of the Non-Funding Conduit Purchaser’s Ownership Group): (x) purchase such Outstanding Principal Balance (or the portion thereof which such Ownership Group has agreed to so acquire) by making an Advance hereunder for all or any portion of such amount (which the Issuer and the Servicer hereby irrevocably authorize and direct) in which case such assignment shall be a utilization of the related Ownership Group’s available Group Purchase Limit and shall not result in an increase in the Group Purchase Limit of such Ownership Group, and/or (y) increase its related Group Purchase Limit by the amount of the Outstanding Principal Balance of such Note (or the portion thereof which such Ownership

Group has agreed to so acquire) and any portion of the Group Purchase Limit so assigned, in which case such assignment shall not be a utilization of the related Ownership Group’s available Group Purchase Limit and shall result in an increase in the Group Purchase Limit of such Ownership Group. Upon such an assignment (or assignments, as applicable) the Non-Funding Conduit Purchaser’s Group Purchase Limit shall be reduced to zero, and (i) to the extent described in clause (y) of the preceding sentence, the Group Purchase Limit of each willing Ownership Group shall be increased; (ii) each such willing Conduit Purchaser shall, on the date of such assignment, pay to the Managing Agent for the related Non-Funding Conduit Purchaser, an amount equal to the Outstanding Principal Balance of the Note of such Non-Funding Conduit Purchaser’s Ownership Group (or the portion thereof which such Ownership Group has agreed to acquire); (iii) the Maximum Amount shall be reduced by an amount equal to the amount of the aggregate of the amounts described in clause (x) above for each willing Conduit Purchaser and its related Ownership Group; and (iv) the Applicable Pro Rata Shares of each remaining Ownership Group shall be adjusted accordingly.

In each such event the Managing Agent for the Non-Funding Conduit Purchaser and its Ownership Group, as assignor, shall deliver to the Managing Agent for each willing Conduit Purchaser’s Ownership Group, as assignee, an Assignment and Acceptance, duly executed, assigning to the assignee the applicable portion of such assignor’s rights and obligations hereunder and under its related Note, and the assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such Note and to enable the Administrative Agent and, to the extent provided herein, the related Managing Agent on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party.

Upon any assignment pursuant to this Section 2.03, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents for all purposes of this Note Purchase Agreement and under the other Transaction Documents (it being understood that the Alternate Transferees, as assignees, shall be obligated to fund Advances under Section 2.03 in accordance with the terms thereof, notwithstanding that the Conduit Purchasers are permitted to elect not to make Advances) and (ii) the assignor shall relinquish its rights for all purposes of this Note Purchase Agreement and under the other Transaction Documents. On the date of such assignment pursuant to Section 8.4 of the Indenture, the Issuer and the Servicer shall pay to the Managing Agent for the Ownership Group of the Non-Funding Conduit Purchaser all accrued interest, fees and all other amounts owing hereunder (including Breakage Amounts and other Additional Amounts) in accordance with Section 2.07(f) accruing or payable through the date of the assignment and then unpaid, and the assignee shall be entitled to interest and fees with respect to the assigned Note only from and after the date of assignment. No such assignment shall be effective unless a fully executed copy of the related Assignment and Acceptance shall be delivered to the Administrative Agent and the related Managing Agent.

(c) Each Advance shall be requested, not more than four times during a calendar month, in a principal amount of $1,000,000 per Ownership Group and integral multiples of $100,000 in excess thereof; provided, that an Advance may be requested in such lesser amount such that the portion thereto allocable to any Ownership Group equals the entire remaining amount available under such Ownership Group’s Group Purchase Limit. Advances shall be allocated among the various Notes on a pro rata basis per Ownership Group based on their respective Applicable Pro Rata Shares. No Advance shall be made on either of the two Business Days preceding a Distribution Date.

(d) No Managing Agent, on behalf of its Ownership Group, shall be required to make that portion of its Applicable Pro Rata Share of an Advance if, after giving effect to the funding of that portion, the related aggregate Outstanding Principal Balance of such Ownership Group’s Note will exceed the related Group Purchase Limit.

Each Managing Agent, on behalf of its Ownership Group, shall wire its Applicable Pro Rata Share of an Advance in immediately available funds not later than 1:00 p.m. New York City time on the Advance Date to the Administrative Agent’s account no. 890-039-2770 ABA 021-000-018, Attention: Conduit Remittance Account, re: EDS, maintained at the Bank of New York (or such other account as may from time to time be specified by the Issuer in a notice to the Administrative Agent).

The Administrative Agent shall wire the proceeds of each Advance it receives by 1:00 p.m. in immediately available funds not later than 4:00 p.m. New York City time on the Advance Date to the Issuer’s account no. 173103321050, ABA 091-000-022, Attention: S. Merker-Corp. Tr. Services Hartford, re: EDS, maintained at U.S. Bank National Association (or such other account as may from time to time be specified by the Issuer in a notice to the Administrative Agent).

(e) Subject to the terms and provisions of this Note Purchase Agreement, the Issuer may borrow by means of obtaining Advances hereunder, repay the amounts advanced hereunder in accordance with the Indenture and reborrow by means of obtaining new Advances hereunder.

(f) The Issuer shall notify the Indenture Trustee of the Note Initial Principal Amount of the Note related to each Ownership Group and the amount of Advances funded by each Managing Agent.

SECTION 2.04. Reduction of Maximum Amount or the Group Purchase Limit. The Issuer and the Servicer may reduce in whole or in part the Maximum Amount and the unused Group Purchase Limits of the Ownership Groups (but not below the related Outstanding Principal Balance at such time) by giving the Administrative Agent and the Managing Agents written notice thereof at least five Business Days before such reduction is to take place; provided, that any partial reduction shall be in an amount of $10,000,000, or any integral multiples of $1,000,000 in excess thereof. Reductions of the respective Group Purchase Limits shall be made on a pro rata basis. For the avoidance of doubt, nothing in this section or in the Note Purchase Agreement permits either the Issuer or the Servicer at its discretion to prepay any portion of this facility.

SECTION 2.05. Calculation of the Note Interest Rates.

(a) On the third Business Day preceding each Determination Date, (i) each Managing Agent shall calculate the Note Interest Rate applicable to the Notes for each day in the related

Interest Period and (ii) such Managing Agent shall notify the Servicer and the Indenture Trustee of such rates and amount of interest to be accrued and payable on the Distribution Date as to which the notice is given (the Note Interest Rate for any Interest Period shall be calculated using an estimate of the applicable Funding Rate, if necessary, for the remaining days in such Interest Period); provided, that each such applicable rate calculation shall be adjusted as provided in Section 2.05(b).

(b) On the second Business Day following each Distribution Date, if any Managing Agent shall have used an estimate of a Funding Rate to determine the Note Interest Rate for the applicable Note pursuant to Section 2.05(a) with respect to the preceding Interest Period (or any day therein), such Managing Agent shall compute the actual applicable Funding Rate for such Interest Period (or such day), and (i) if the actual applicable Note Interest Rate so computed results in an amount of interest which is greater than the interest amount determined with the estimated applicable Funding Rate for such preceding Interest Period (or such day), the applicable Funding Rate calculated pursuant to Section 2.05(a) for the current Interest Period (or day) shall be increased so that the amount of interest accruing in the current Interest Period shall equal (A) the amount by which interest was underpaid in the preceding Interest Period plus (B) the amount of interest that would accrue at the applicable Funding Rate for the current Interest Period if no increase of the type described in this clause (i) occurred, and (ii) if the actual applicable Funding Rate so computed results in an amount of interest which is less than the interest amount determined with the applicable Funding Rate for such preceding Interest Period (or such day), the applicable Note Interest Rate calculated pursuant to Section 2.05(a) for the current Interest Period shall be decreased so that the amount of interest accruing in the current Interest Period shall equal (A) the amount of interest that would accrue at the applicable Funding Rate for the current Interest Period if no decrease of the type described in this clause (ii) occurred minus (B) the amount by which interest was overpaid in the preceding Interest Period.

(c) If the Outstanding Principal Balance of the Note of any Ownership Group shall have increased during any Interest Period as a result of the funding of any portion of an Advance by such Ownership Group during such Interest Period, and such increase was not reflected in the amount of Monthly Interest (as defined in Section 2.06) paid with respect to the related Note on the Distribution Date following such Interest Period, the Managing Agent for such Ownership Group shall, on or before 2 Business Days following such Distribution Date, provide the Servicer with notice of the amount of any additional Monthly Interest payable as a result of such increase (such additional amount to be calculated using the actual Funding Rate applicable to the preceding Interest Period (or day) as determined pursuant to clause (a) or clause (b) above, as applicable), and the Monthly Interest payable on the Distribution Date for the current Interest Period shall be increased to reflect such additional amount.

SECTION 2.06. Calculation and Payment of Monthly Interest, Liquidity Fee and Fees.

(a) The amount of interest (“Monthly Interest”) distributable from the Operations Account and due and payable with respect to each Note on any Distribution Date shall be calculated by each Managing Agent and shall be an amount equal to the sum, for each day in the related Interest Period, of the product of (A) the Note Interest Rate in effect with respect to such Note for such day, (B) the principal balance of the Note on such day and (C) a fraction the numerator of which is 1 and the denominator of which is 360 (provided that the denominator shall be 365 or 366, as applicable, to the extent the Note Interest Rate is calculated by reference to the Base Rate). Such Monthly Interest shall be payable in arrears at the end of each Interest Period on the related Distribution Date, provided that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. In addition, the Administration Fee shall be distributable to the Administrative Agent from amounts on deposit in the Operations Accounts as provided in the Indenture on each anniversary of the Funding Date and the Liquidity Fee shall be distributable to each Managing Agent from amounts on deposit in the Operations Account as provided in the Indenture on each Distribution Date and as otherwise provided in the Fee Letter.

(b) On the Determination Date preceding each Distribution Date, the Servicer shall determine the excess, if any (the “Note Interest Shortfall”), of (x) the Monthly Interest for such Distribution Date over (y) the aggregate amount of funds allocated and available to pay such Monthly Interest on such Distribution Date. If the Note Interest Shortfall for any Distribution Date is greater than zero, on each subsequent Distribution Date until such Note Interest Shortfall is fully paid, an additional amount (“Additional Interest”) equal to the product of (i) (A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360, times (B) the weighted average of the Note Interest Rates in effect with respect to each day of the related Interest Period and (ii) such Note Interest Shortfall (or the portion thereof which has not been paid to the holders of the Notes) shall be payable as provided herein with respect to the Notes. Notwithstanding anything to the contrary herein, Additional Interest shall be payable or distributed to the Holders of the Notes only to the extent permitted by applicable law.

(c) Each of the Servicer and the Issuer agrees to pay all amounts payable by it with respect to the Notes and each Owner, to the accounts listed on Schedule II, each maintained by the applicable Managing Agent (or such other account as may from time to time be specified by any Managing Agent in a notice to the Issuer).

SECTION 2.07. Assignment to Alternate Transferees, Program Support Providers and SPRCs.

(a) Alternate Transferee Commitment. At any time on or prior to the Commitment Termination Date if any Conduit Purchaser so elects, by written notice to the Administrative Agent and its Managing Agent, such Conduit Purchaser will assign its interest at such time, if any, in the related Note in whole to the Alternate Transferees in its Ownership Group pursuant to this Section 2.07. Upon receipt of such notice, the Administrative Agent shall immediately notify the Servicer, the Issuer and the Indenture Trustee of such election. Upon any such election by any Conduit Purchaser, such Conduit Purchaser shall make such assignment and its related Alternate Transferees shall accept such assignment and shall assume all of such Conduit Purchaser’s interests at such time in such Note. In connection with any assignment from a Conduit Purchaser to an Alternate Transferee pursuant to this Section 2.07, such Alternate Transferee shall, on the date of such assignment, pay to its related Managing Agent, for the account of its related Conduit Purchaser, an amount which (together with all other assignment proceeds paid by such Alternate Transferee pursuant to this Section 2.07(a) prior to such date) equals its Assignment Amount. Nothing herein shall prevent a Conduit Purchaser from making a subsequent Advance hereunder following any assignment pursuant to this Section 2.07 or from making more than one assignment pursuant to this Section 2.07.

(b) Assignment to Eligible Transferees. Any Alternate Transferee or Committed Purchaser, as applicable, upon two Business Days prior notice to the Issuer and the Servicer (so long as no Termination Event or Event of Default has occurred and is continuing) subject to the prior written consent of its Managing Agent, may assign all or any portion of its interest at such time, if any, in the applicable Note and the Group Purchase Limit of its Ownership Group and its rights and obligations hereunder to any Eligible Transferee in accordance with Section 8.02; provided, however, that no such assignment of less than all of any Alternate Transferee’s or Committed Purchaser, as applicable, interest shall be made with respect to any such Note or the Group Purchase Limit of its Ownership Group if the amount of the Group Purchase Limit assigned would be less than $10,000,000. In the case of an assignment by an Alternate Transferee or Committed Purchaser, as applicable, to another Eligible Transferee, the assignor shall deliver to the assignee(s) an Assignment and Acceptance, duly executed, assigning to the assignee a pro rata interest in the assignor’s rights and obligations hereunder and under its related Note and the assignor shall promptly execute and deliver all further instruments and documents and take any further action that the assignee may reasonably request in order to protect or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Administrative Agent and the related Managing Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) such assignee shall be an Alternate Transferee or Committed Purchaser, as applicable, for all purposes of this Note Purchase Agreement and shall become a member of the assigning Alternate Transferee’s or Committed Purchaser’s, as applicable, Ownership Group, (ii) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents with respect to the interest assigned for all purposes of this Note Purchase Agreement and under the other Transaction Documents (it being understood that the Alternate Transferees and Committed Purchasers, as assignees, shall be obligated to fund Advances under Section 2.03 in accordance with the terms thereof, notwithstanding that the Conduit Purchasers are permitted to elect not to make Advances) and (iii) to the extent of the interests assigned, the assignor shall relinquish its rights and be released from its obligations under this Note Purchase Agreement and under the other Transaction Documents. No such assignment shall be effective unless a fully executed copy of the related Assignment and Acceptance shall be delivered to the Administrative Agent and the related Managing Agent. All costs and expenses of the Administrative Agent and the assignor incurred in connection with any assignment hereunder shall be borne by the assignor.

(c) Effects of Assignment. By executing and delivering an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Note Purchase Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Note Purchase Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Issuer or the Servicer or the performance or observance by the Issuer or the Servicer of any of their respective obligations under this Note Purchase Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Note Purchase Agreement and each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into an Assignment and Acceptance and to purchase an interest; (iv) such assignee will, independently and without reliance upon the assignor, or the Administrative Agent or any of its Affiliates, or the related Managing Agent or any of its Affiliates and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Note Purchase Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Administrative Agent and its related Managing Agent to take such action as agent on its behalf and to exercise such powers under this Note Purchase Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent or such Managing Agent, as applicable, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Note Purchase Agreement and the other Transaction Documents; (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Note Purchase Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against its related Conduit Purchaser, if any, any proceeding of the type referred to in Section 11.08 prior to the date which is one year and one day after the payment in full of all commercial paper issued by such Conduit Purchaser(s).

(d) Assignment to Program Support Providers. Notwithstanding any provision herein or in any other Transaction Document to the contrary at any time, if any Conduit Purchaser so elects, such Conduit Purchaser may from time to time assign its interest in the related Note of which it is the beneficial owner in whole or in part or may from time to time assign an undivided interest in or sell a participation in a Note of which it is the beneficial owner, to any of its Program Support Providers in accordance with the terms of the applicable Program Support Agreement; provided, however, that in the case of any such assignment of legal title in a related Note (as opposed to an assignment of an undivided interest in or a sale of a participation in the related Note) to a Program Support Provider pursuant to a Program Support Agreement which provides liquidity support (as opposed to credit enhancement) which is specific to the Note and the Transaction Documents (as opposed to program level liquidity for the Conduit Purchaser) to the applicable Conduit Purchaser, such Program Support Provider shall be any member of the related Ownership Group, an Affiliate of any such member, or such other Person which becomes a Program Support Provider for such Conduit Purchaser. The Conduit Purchaser must notify the Administrative Agent of such election and upon receipt of such notice the Administrative Agent shall immediately notify the Indenture Trustee of such election.

(e) Assignment to an SPRC. Notwithstanding any provision herein or in any other Transaction Document to the contrary at any time, if any Conduit Purchaser so elects, such Conduit Purchaser may from time to time assign its interest in the related Note in whole or in part or may from time to time assign an undivided interest in, or sell a participation in, the related Note to any other SPRC administered by its Managing Agent (or any Affiliate of such Managing

Agent) whose Commercial Paper shall, at the time of such transfer, be rated at least A-1 by S&P and P-1 by Moody’s. Upon any such assignment by a Conduit Purchaser to an SPRC pursuant to the terms of this paragraph, such SPRC shall be a Conduit Purchaser for all purposes of this Note Purchase Agreement and shall become a member of the assigning Conduit Purchaser’s Ownership Group. All costs and expenses of the Administrative Agent and the assignor incurred in connection with any assignment hereunder shall be borne by the assignor.

(f) Interest and Costs after Assignment. After giving effect to any assignment pursuant to this Section 2.07, the applicable assignee shall be entitled to interest on the applicable Note, Breakage Amounts and Additional Amounts only to the extent accrued from and including the date of such assignment, and the applicable assignor shall be entitled to all interest on the applicable Note, Breakage Amounts and Additional Amounts accrued through but excluding the date of such assignment.

SECTION 2.08. Time and Method of Payments. All amounts payable hereunder or with respect to the Notes shall be paid by wire transfer or internal transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due to the account specified by each Managing Agent in the related Schedule. Any funds received after that time shall be deemed to have been received on the next Business Day.

SECTION 2.09. Extension of Commitment Termination Date. At any time after the sixty-first (61st) day prior to the then current Commitment Termination Date (as determined in accordance with clause (a) of the definition of that term), the Issuer may request that the Commitment Termination Date be extended to the 364th day after the then current Commitment Termination Date. Each Managing Agent, on behalf of its Ownership Group, may, at its option, accept or reject such request. The Issuer may request an extension of the Commitment Termination Date by notifying each Managing Agent of its request. Each Managing Agent shall notify the Administrative Agent within 30 days after such request as to whether it consents to such extension, provided that, no Ownership Group will be required to give notice of consent prior to 30 days prior to the then current Commitment Termination Date (the later of such days, the “Extension Response Date”). If the Managing Agent of a Ownership Group fails to give such notice by the Extension Response Date, that Ownership Group shall be deemed to have rejected the requested extension (each such Ownership Group that has rejected or is deemed to have rejected the requested extension of the Commitment Termination Date as to that Ownership Group, a “Terminating Ownership Group”).

The Servicer may arrange for each Terminating Ownership Group to assign the Outstanding Principal Balance of its Note (in whole), together with its unused Group Purchase Limit hereunder at such time, and its related commitments hereunder to another financial institution, all at the expense of the Servicer. Each Terminating Ownership Group shall cooperate fully with the Servicer in effectuating any such assignment. Upon such an assignment (or assignments, as applicable), (i) the Terminating Ownership Group’s Group Purchase Limit shall be reduced to zero and (ii) the Applicable Pro Rata Shares of each remaining Ownership Group shall be adjusted accordingly.

In such event, the Managing Agent for the Terminating Ownership Group, as assignor, shall deliver an Assignment and Acceptance, duly executed, assigning to the assignee such assignor’s rights and obligations hereunder and under its related Note and the assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such Note and to enable the Administrative Agent and the related Managing Agent on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party.

Upon any assignment pursuant to this Section 2.09, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents for all purposes of this Note Purchase Agreement and under the other Transaction Documents (it being understood that the Alternate Transferees and Committed Purchasers, as assignees, shall be obligated to fund Advances under Section 2.03 in accordance with the terms thereof, notwithstanding that each Conduit Purchaser is permitted to elect not to make the portion of any Advance it is requested to make) and (ii) to the extent of the interests assigned, the assignor shall relinquish its rights and be released from its obligations under this Note Purchase Agreement and under the other Transaction Documents. On the date of such assignment pursuant to Section 8.04 of the Indenture, the Issuer and the Servicer shall pay to the Managing Agent for the Ownership Group of the Non-Funding Conduit Purchaser all accrued interest, fees and all other amounts owing hereunder (including Breakage Amounts and other Additional Amounts) in accordance with Section 2.07(f) accruing or payable through the date of the assignment and then unpaid, and the assignee shall be entitled to interest and fees with respect to the assigned Note only from and after the date of assignment. No such assignment shall be effective unless a fully executed copy of the related Assignment and Acceptance shall be delivered to the Administrative Agent and the related Managing Agent.

If the Terminating Ownership Group’s Outstanding Principal Balance and unused Group Purchase Limit are not assigned as provided above, at the close of business on the Commitment Termination Date for such Terminating Ownership Group, (i) the Terminating Ownership Group’s Group Purchase Limit shall be reduced to zero, (ii) the Applicable Pro Rata Shares of each remaining Ownership Group shall be adjusted accordingly and (iii) the Maximum Amount will be reduced by an amount equal to the difference between the Terminating Ownership Group’s Group Purchase Limit and its Outstanding Principal Balance of the Note relating to such Terminating Ownership Group at such time and thereafter will be further reduced on each Distribution Date by an amount equal to the amount received by each Terminating Ownership Group in accordance with Section 8.4(b)(v) and (vii) of the Indenture.

On and after the Commitment Termination Date as to a Terminating Ownership Group, if the amount in the Operations Account is not sufficient to pay all amounts due to all Terminating Ownership Groups under Section 8.4(b)(v) of the Indenture on any Distribution Date after payment of all amounts payable on that Distribution Date pursuant to Section 8.4(b)(i) through (iv) of the Indenture, that Terminating Ownership Group shall be entitled to receive a distribution on that Distribution Date as otherwise provided in Section 8.4(b)(v) of the Indenture, such that if there is more than one Terminating Ownership Group, all distributions of Collections pursuant to Section 8.4(b)(v) of the Indenture shall be allocated among the Terminating Ownership Groups in accordance with each such Terminating Ownership Group’s Applicable Funded Share (based on its Applicable Funded Share as of the current Termination Date; it being understood that if such day is also a Termination Date, each Terminating Ownership Group’s Applicable Funded Share shall be recalculated at such time (taking into account amounts received by the applicable Managing Agent on behalf of its Terminating Ownership Group in respect of its Outstanding Principal Balance), and thereafter distributions shall be made to all the Managing Agents pursuant to Section 8.4(b)(v) and, to the extent applicable Section 8.4(b)(vii), of the Indenture.

As to those Ownership Groups that consent to the requested extension by the Extension Response Date, the Commitment Termination Date referred to in clause (a) of the definition of the term “Commitment Termination Date” shall be automatically extended to the date which is the 364th day after the then current Commitment Termination Date.

Notwithstanding anything in this Note Purchase Agreement to the contrary, as to any Conduit Purchaser, to the extent required under the documents governing its commercial paper program or any Program Support Agreement, such Conduit Purchaser’s agreement to any such extension shall not be effective unless the credit and/or liquidity coverage under any Program Support Agreement are extended as necessary at such time to maintain the then-current ratings of its commercial paper.

SECTION 2.10. Limited Recourse. Notwithstanding anything in this Note Purchase Agreement, the Indenture, the Notes or in any other Transaction Document to the contrary, but without limiting the rights of the Indenture Trustee or the Noteholders in accordance with and subject to the terms of this Note Purchase Agreement, the Indenture, the Notes or any other Transaction Document, the sole source of payment and satisfaction of the Issuer’s obligations hereunder and under the other Transaction Documents shall be the Collateral.

ARTICLE III

CLOSING

SECTION 3.01. Closing. The closing of the initial purchase and sale of the Notes occurred on September 19, 2001. The closing (the “Closing”) of the amendment and restatement of the Original Agreement by this Note Purchase Agreement shall occur on October 22, 2003 or if the conditions to closing set forth in Article IV of this Note Purchase Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Closing being referred to herein as the “Funding Date”).

SECTION 3.02. Transactions to be Effected at the Closing. Pursuant to the Original Agreement, on the Funding Date, CSFB, as Agent thereunder, shall sell and assign a portion of its interest under the Original Agreement and the Note (as defined in the Original Agreement) to each Managing Agent hereunder (other than CSFB) and such assignment shall have the effect set forth in Section 2.07(c) hereof. Contemporaneously with such assignment, each Managing Agent shall make an Advance hereunder on the Funding Date in such an amount that (after giving effect to the assignment) the Outstanding Principal Balance of each Note shall equal the amount for each such Managing Agent set forth in the column entitled “Note Initial Principal Amount” in Schedule I hereto. To effectuate the sale, assignment and Advance, on the Funding

Date (i) each Managing Agent not party to the Original Agreement will deliver to the Administrative Agent funds in an amount equal to the Initial Purchase Price of the related Note and (ii) the Administrative Agent will deliver to the Issuer and the Agent under the Original Agreement, as applicable, such amounts so that after the Closing, the Outstanding Principal Balance under the Note held by the Managing Agent for each Ownership Group will equal the amount shown for that Ownership Group as set forth in the column captioned “Note Initial Principal Amount” on Schedule I hereto (which amount shall be considered an Advance for all purposes hereunder), which portion allocable to the Issuer shall be made by wire transfer of immediately available funds to the Issuer’s account set forth in Section 2.03(d).

ARTICLE IV

CONDITIONS PRECEDENT TO

PURCHASE ON THE FUNDING DATE

The initial purchase by each Managing Agent of a Note on behalf of its respective Ownership Group is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived by the Administrative Agent and each Managing Agent in its sole discretion):

SECTION 4.01. Performance by the Issuer, the Sellers and the Servicer. All the terms, covenants, agreements and conditions of the Transaction Documents to be complied with and performed by the Issuer, the Sellers and the Servicer at or before the Closing shall have been complied with and performed in all material respects.

SECTION 4.02. Representations and Warranties. Each of the representations and warranties of the Issuer, the Sellers and the Servicer made in the Transaction Documents shall be true and correct in all material respects as of the time of the Closing (except to the extent they expressly relate to an earlier or later time).

SECTION 4.03. Opinions of Counsel to the Issuer. Counsel to the Issuer shall have delivered to the Administrative Agent a favorable opinion, addressed to the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and the Alternate Transferees, dated as of the Funding Date, and reasonably satisfactory in form and substance to the Administrative Agent and each Managing Agent and their respective counsel, as to such matters as the Administrative Agent or any Managing Agent shall reasonably require.

SECTION 4.04. Opinions of Counsel to the Owner Trustee. Counsel to the Owner Trustee shall have delivered to the Administrative Agent a favorable opinion, addressed to the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and the Alternate Transferees, dated as of the Funding Date and reasonably satisfactory in form and substance to the Administrative Agent and each Managing Agent and their respective counsel, as to such matters as the Administrative Agent or any Managing Agent shall reasonably require.

SECTION 4.05. Opinions of Counsel to the Indenture Trustee. Counsel to the Indenture Trustee shall have delivered to the Administrative Agent a favorable opinion, addressed to the

Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and the Alternate Transferees, dated as of the Funding Date and reasonably satisfactory in form and substance to the Administrative Agent and each Managing Agent and their respective counsel, as to such matters as the Administrative Agent or any Managing Agent shall reasonably require.

SECTION 4.06. Opinions of Counsel to the Sellers and the Servicer. Counsel to the Sellers and the Servicer shall have delivered to the Administrative Agent a favorable opinion, addressed to the Administrative Agent, the Managing Agents, the Conduit Purchasers, the Committed Purchasers and the Alternate Transferees, dated as of the Funding Date and reasonably satisfactory in form and substance to the Administrative Agent and each Managing Agent and their respective counsel, as to such matters as the Administrative Agent or any Managing Agent shall reasonably require.

SECTION 4.07. Reliance Letters. Hughes & Luce LLP, Fulbright & Jaworski L.L.P., and McGuire Woods LLP shall each deliver Reliance Letters addressed to each member of the ABN Ownership Group, the DB Ownership Group, the HSBC Ownership Group and the GE Ownership Group as to each opinion issued by it on September 28, 2001 in connection with the Original Agreement.

SECTION 4.08. Accounts. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the accounts required to be established pursuant to Article VIII of the Indenture are established.

SECTION 4.09. Perfection of Security Interests. (a) Issuer’s Security Interest in the Trust Estate. The Administrative Agent shall have received acknowledgment copies of proper UCC financing statements, duly filed on or before the Funding Date under the UCC of all jurisdictions that the Administrative Agent deems necessary or desirable in order to protect the Issuer’s first priority perfected security interest in the Collateral (other than the Subject Equipment).

(b) Indenture Trustee’s Security Interest in the Collateral. The Indenture Trustee and the Administrative Agent shall have received acknowledgment copies of proper UCC financing statements, duly filed on or before the Funding Date under the UCC of all jurisdictions that the Administrative Agent deems necessary or desirable in order to protect the Indenture Trustee’s first priority interest in the Collateral (including the Subject Equipment).

SECTION 4.10. Search Results. Search reports with respect to federal tax liens and other liens of the Sellers and judgment liens in such jurisdictions as the Administrative Agent may request, showing no such liens on the Collateral.

SECTION 4.11. Hedging Requirements. Each of the Hedging Requirements has been satisfied on the Funding Date.

SECTION 4.12. Documents. The Administrative Agent shall have received each of the Transaction Documents, each and every opinion, document, or certification delivered by any party in connection with the Transaction Documents (including all of the items specified in this Article IV) as of the Funding Date, and each such document shall be in full force and effect.

SECTION 4.13. No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Transaction Documents and the documents related thereto in any material respect.

SECTION 4.14. Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents and the other documents related thereto shall have been obtained or made.

SECTION 4.15. Officer’s Certificates. The Administrative Agent shall have received an Officer’s Certificate from each of the Issuer, the Servicer, the Sellers and the Indenture Trustee, in form and substance reasonably satisfactory to the Administrative Agent, each Managing Agent and their counsel, dated as of the Funding Date, certifying as to: (i) the satisfaction of the conditions set forth in Sections 4.01 and 4.02, (ii) the resolutions of its Board of Directors or Trustees authorizing the execution, delivery, and performance of the Transaction Documents, (iii) its certificate of incorporation (or corresponding charter document), (iv) its by-laws (or corresponding charter document), (v) the names and true signatures of the officers authorized to sign the Transaction Documents to which it is party and (vi) any other matters required by the Administrative Agent or any Managing Agent.

SECTION 4.16. Delivery of Investment Letters. The Issuer shall have received an Investment Letter (or other writing containing substantially the same representations) from the each Conduit Purchaser, the Committed Purchasers, the Alternate Transferees and the related Managing Agent.

SECTION 4.17. Delivery of the Notes. The Issuer shall have delivered to each Managing Agent a Note in the name of such Managing Agent setting forth (a) the maximum principal amount equal to the related Ownership Group’s Group Purchase Limit and (b) the actual principal amount equal to the related Note Initial Principal Amount. Each Managing Agent that has previously received a senior Note under the Original Agreement (each such Note, an “Original Agreement Note”) shall return it to the Indenture Trustee; it being understood that upon such Managing Agent’s receipt of the Note relating to its Ownership Group hereunder, the Original Agreement Note shall be deemed to be cancelled.

SECTION 4.18. Other Documents. The Issuer shall have furnished to the Administrative Agent and the Managing Agents such other information, certificates and documents as the Administrative Agent or any Managing Agent may reasonably request.

SECTION 4.19. Fees. All amounts payable under the Administration Agent Fee Letter and the Fee Letter due on the Funding Date shall have been paid.

SECTION 4.20. Transaction Documents Conditions. The conditions to effectiveness of, transfers pursuant to, and issuance of the Notes under, the Transaction Documents as set forth therein shall have been satisfied.

ARTICLE V

RELIANCE ON REPRESENTATIONS AND WARRANTIES

AND CONDITIONS PRECEDENT, REAFFIRMATION OF REPRESENTATIONS AND

WARRANTIES

SECTION 5.01. Reliance on Representations and Warranties. The Administrative Agent, the Managing Agents and the Owners shall be deemed to have relied on (a) the representations and warranties of the Issuer set forth in Article III of the Indenture, (b) the representations and warranties of the Servicer set forth in Section 3.4 of the Sale and Servicing Agreement and (c) the representations and warranties of the Sellers set forth in Sections 2.4 and 2.5 of the Sale and Servicing Agreement, all of which representations and warranties are hereby made by the appropriate party, and shall be made hereunder each and every time made under the appropriate document, to the Administrative Agent, the Managing Agents and the Owners.

SECTION 5.02. Reliance on Conditions Precedent. The Administrative Agent, the Managing Agents and the Owners shall be deemed to have relied on (a) the conditions set forth in Section 2.03(a) and (b) the conditions precedent set forth in Article IV in purchasing the Notes (or any interest therein) on the Funding Date and in making (or committing to make) each Advance on each Advance Date.

SECTION 5.03. Representations and Covenants of the Indenture Trustee. By its signature hereto, the Indenture Trustee hereby makes to the Administrative Agent, the Managing Agents and the Owners the representations, warranties and covenants contained in Section 6.12 of the Indenture.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE CONDUIT PURCHASERS,

COMMITTED PURCHASERS AND THE ALTERNATE TRANSFEREES

Each Conduit Purchaser, each Committed Purchaser and each Alternate Transferee severally hereby makes the following representations and warranties as of the Funding Date and as of each Advance Date, as to itself, to the Issuer on which the Issuer shall rely in entering into this Note Purchase Agreement.

SECTION 6.01. Organization. It has been duly organized and is validly existing and in good standing as a corporation or banking association under the laws of the United States of America or the State, as applicable, governing its incorporation with power and authority to own its properties and to transact the business in which it is now engaged.

SECTION 6.02. Authority, etc. It has all requisite power and authority to enter into and perform its obligations under this Note Purchase Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by it of this Note Purchase Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action on its part. This Note

Purchase Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, insolvency, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution and delivery by it of this Note Purchase Agreement nor the consummation by it of any of the transactions contemplated hereby, nor the fulfillment by it of the terms hereof, will conflict with, or violate, result in a breach of or constitute a default under any term or provision of its Certificate of Incorporation (or corresponding charter document) or By-laws (or corresponding charter document), any material agreement, contract, indenture, mortgage, deed of trust, instrument, or other document to which it is a party or by which it or any of its assets are bound, or any Government Rule applicable to it.

SECTION 6.03. Securities Act. The Note purchased by the Managing Agent on its behalf pursuant to this Note Purchase Agreement, will not be acquired with a view to any public distribution thereof, and the Owners agree that they will not offer to sell, sell, solicit offers to purchase or otherwise dispose of its Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or of any applicable state or other securities laws. It acknowledges that it has no right to require the Issuer to register under the Securities Act or any other securities law the Notes to be acquired by it pursuant to this Note Purchase Agreement.

It agrees with the Issuer that: (i) it and its Managing Agent will execute and deliver to the Issuer on or before the Funding Date a certain letter (the “Investment Letter”), in the form attached hereto as Exhibit B, with respect to the purchase of the Note and (ii) all of the statements made by it and its Managing Agent in the Investment Letter are true and correct in all material respects as of the date made. It understands and agrees that receipt by the Issuer of a duly executed Investment Letter is a condition precedent to it becoming an Owner.

ARTICLE VII

COVENANTS OF THE ISSUER, SELLERS AND THE SERVICER

SECTION 7.01. Covenants. Each of the Issuer, each Seller and the Servicer will duly observe and perform each of its covenants set forth in the other Transaction Documents unless the performance of such covenant has been waived or any breach of such covenant has been cured pursuant to the terms of such Transaction Document.

SECTION 7.02. Amendments. (a) The Issuer, each Seller and the Servicer will not make or permit any Person to take any action regarding amendments, modifications, changes or waivers to the Transaction Documents unless the consent as set forth below is obtained:

(1) without the prior written consent of each Managing Agent and the Administrative Agent,

(A) amend, modify or waive any provision of this Note Purchase Agreement or the Fee Letter;

(B) reduce the Outstanding Principal Balance of its related Note or Note Interest Rate that is payable on account of its related Note, or delay any scheduled date for payment thereof, or reduce the amount of any fees or any other amounts expressly provided to be payable under this Note Purchase Agreement or change the method of calculation of any amount expressly provided to be payable under this Note Purchase Agreement; provided, that any modification to the Administrative Agent Fee Letter shall not require the consent of any Managing Agent.

(C) modify the definitions of Advance Rate, Commitment Termination Date, Eligible Asset, Borrowing Base, Termination Event or Event of Default;

(D) modify any Hedge Agreement in a manner inconsistent with the Hedge Requirements;

(E) release any material portion of the Collateral; or

(F) amend, modify or waive the provisions of Section 8.4(b) of the Indenture.

(2) without the prior written consent of the Owners funding at least 72% of the Outstanding Amount of the Notes, waive an Event of Default or Termination Event that occurs as a result of EDS’ failure to comply with the Financial Covenants;

(3) other than as set forth in subclauses (a)(1) and (2) above, Section 6.1 of the Sale and Servicing Agreement and Section 10.1 of the Indenture without the prior written consent of the Required Noteholders, agree to any amendment, modification, consent or waiver of any provision of the Transaction Documents (excluding this Note Purchase Agreement).

SECTION 7.03. Rule 144A Information. The Issuer, each Seller and the Servicer will promptly furnish, upon the request of any Managing Agent, to such Managing Agent, copies of the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, in order to permit compliance with Rule 144A in connection with resales by such Managing Agent of its Note.

ARTICLE VIII

ADDITIONAL COVENANTS

SECTION 8.01. Further Actions. The parties hereto will take all reasonable action necessary to obtain (and will cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with any of the transactions contemplated by this Note Purchase Agreement.

SECTION 8.02. Restrictions on Transfer. Each Conduit Purchaser, each Alternate Transferee and each Committed Purchaser agrees that it will comply with the restrictions on transfer of the Notes set forth in Section 2.4 of the Indenture and Sections 2.07 and 11.04(b) hereof, and that it will resell the Note it holds or which is held for its benefit only in compliance with such restrictions.

SECTION 8.03. Certain Returns for Cancellation or Termination. Notwithstanding anything in this Agreement to the contrary, if after payment of any amount by the Issuer in respect of principal of or interest on the Note which the Issuer receives from the Servicer pursuant to Section 3.2(h) of the Sale and Servicing Agreement, such amount must be returned by the Issuer to the Servicer pursuant to that section of the Sale and Servicing Agreement, the Committed Purchasers and the Alternate Transferees shall, in accordance with their respective pro rata interests in the related Note, return such amount to the Issuer.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Indemnification. The Issuer agrees to indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities or expenses (including reasonable legal and accounting fees) (collectively, “Losses”), as actually incurred or suffered by an Indemnified Party (payable promptly upon written request), arising from or in connection with this Note Purchase Agreement, including any breach of any representation, warranty or covenant of the Issuer or the Servicer in this Note Purchase Agreement, any Transaction Document or in any Note or other written material delivered pursuant hereto or thereto and any failure to vest in the Issuer and the Indenture Trustee a security interest in the Contract Payments; provided, that the Issuer shall not be so required to indemnify any such Indemnified Party or otherwise be liable to any such Indemnified Party hereunder for any Losses (i) to the extent such loss is of principal or interest on the Note, except to the extent arising from any breach of representation, warranty, covenant or other obligation of the Issuer, either Seller or Servicer under the NMCI Contract or any Transaction Document, (ii) of the type that are the subject of Sections 9.04 and 9.05, regardless of whether such losses are indemnifiable under such Sections 9.04 and 9.05 (iii) arising from such Indemnified Party’s gross negligence or willful misconduct or (iv) arising from a breach of any representation or warranty of the Issuer set forth in the Indenture, to the extent such Losses are covered pursuant to and to the extent the Sellers have complied with their obligations under Section 2.7 of the Sale and Servicing Agreement.

SECTION 9.02. Procedure. In order for an Indemnified Party to be entitled to any indemnification provided for under this Note Purchase Agreement in respect of, arising out of, or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Issuer in writing of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Issuer shall have previously obtained actual knowledge of that Third Party Claim, and thereafter, the Indemnified Party shall deliver to the Issuer and the Servicer within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party from the Person making the Third Party Claim, provided that, in each case, the failure of the Indemnified Party to give such notice or provide such copies shall not relieve the Issuer from its obligations under this Section 9.02 except only to the extent the Issuer is materially adversely affected by such failure.

SECTION 9.03. Defense of Claims. If a Third Party Claim is made against an Indemnified Party, and so long as no Event of Default or Termination Event has occurred and is continuing (a) the Issuer will be entitled to participate in the defense thereof and, (b) if it so chooses, to assume the defense thereof with counsel selected by the Issuer, provided that in connection with such assumption (i) such counsel is not reasonably objected to by the Indemnified Party and (ii) the Issuer first admits in writing its liability to indemnify the Indemnified Party with respect to all elements of such claim in full. Should the Issuer so elect to assume the defense of a Third Party Claim in accordance with the first sentence of this Section, the Issuer, as applicable, will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof after the date on which the Indemnified Party has had notice of that assumption. If the Issuer elects to assume the defense of a Third Party Claim in accordance with the first sentence of this Section, the Indemnified Party will (i) cooperate in all reasonable respects with the Issuer in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Issuer’s prior written consent, as the case may be. If the Issuer shall assume the defense of any Third Party Claim as permitted herein, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Issuer does not assume the defense of any such Third Party Claim after having been given the option to do so as provided above or if not permitted to do so, the Indemnified Party may defend the same in such manner as it may deem appropriate, including, subject to the last sentence of this Section 9.03, settling such claim or litigation after giving at least 5 Business Days prior notice to the Issuer and the Servicer of such terms, and, in such circumstance, upon the written request of the indemnified Party, the Issuer will promptly reimburse the Indemnified Party for all of the Losses arising from such Third Party Claim for which it is entitled to be indemnified. The Issuer shall be entitled to participate in (but not control) at its sole expense the defense of such a claim or such litigation with its own counsel. Anything contained in this Note Purchase Agreement to the contrary notwithstanding, the Issuer shall not be entitled to assume the defense of any part of a Third Party Claim that seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, and, if counterclaims exist between the Indemnified Party, on one hand, and the Issuer, on the other hand, the Indemnified Party is not subject to the provisions of this Section 9.03 as to such counterclaims. For so long as no Termination Event or Event of Default shall have occurred, no Indemnified Party shall enter into a settlement, confession of judgment or other compromise with respect to any Third Party Claim in respect of which the Issuer is required to indemnify such Indemnified Party without the prior written consent of the Issuer, which consent or the denial of such consent shall not be unreasonably withheld or delayed, unless, with respect to such settlement, confession of judgment or other compromise by such Indemnified Party, such Indemnified Party waives in writing its right to be indemnified with respect to such Third Party Claim under Section 9.01.

SECTION 9.04. Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any Governmental Rule or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Governmental Rule or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of Governmental Rule):

(i) shall subject any Indemnified Party to any tax, duty, deduction or other charge with respect to the Collateral, Transaction Documents, or payments of amounts due thereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect thereof (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the United States of America, the jurisdiction in which such Indemnified Party’s principal executive office is located or any other jurisdiction in which the Indemnified Party would be subject to such tax if the transactions contemplated by this Agreement had not occurred); or

(ii) shall impose, modify or deem applicable any reserve, capital, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Contract Payments, the Transaction Documents or payments of amounts due hereunder or thereunder (including with respect to Eurocurrency liability reserves); or

(iii) imposes upon any Indemnified Party any other cost or expense (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing if such a contest is requested by the Issuer) with respect to the Contract Payments, the Transaction Documents or payments of amounts due hereunder or thereunder but excluding any taxes, duties and other similar impositions of Governmental Authorities;

and the result of any of the foregoing is to increase the cost or reduce the payments to such Indemnified Party with respect to the Contract Payments, the Indenture, the Note, this Note Purchase Agreement, the other Transaction Documents, any Program Support Agreement or payments of amounts due hereunder or thereunder or the obligations hereunder or thereunder or the funding of any purchases (including Advances) with respect thereto by any Owner, then, from time to time, the Issuer agrees to pay such Indemnified Party, within 10 days after demand by such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduced payments.

(b) If any Indemnified Party shall have determined that, after the date hereof, the adoption of any applicable Governmental Rule or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Governmental Authority, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or under any Program Support Agreement to the extent relating to the Transaction Documents or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) then from time to time, the Issuer and the Servicer agree to pay such Indemnified Party, within 10 days after demand by any such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c) Any Indemnified Party who makes a demand for payment of increased costs or capital pursuant to Section 9.04(a) or (b) shall promptly deliver to the Issuer and the Servicer a certificate setting forth in reasonable detail the computation of such increased costs or capital and specifying the basis therefor. In the absence of manifest error, such certificate shall be conclusive and binding for all purposes. Each Indemnified Party shall use reasonable efforts to mitigate the effect upon the Issuer and the Servicer of any such increased costs or capital requirements; provided, it shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

SECTION 9.05. Costs, Expenses, Taxes, Breakage Amounts, Increased Costs Under Note Purchase Agreement and Program Support Agreement and Withholding Taxes.

(a) The Issuer shall be obligated to pay on demand to each Owner and its Managing Agent: (i) all reasonable costs and expenses, including the reasonable fees and expenses of counsel to the Administrative Agent, with the understanding that the Administrative Agent’s counsel may be providing service to and acting on behalf of all of the Managing Agents, in connection with the preparation, execution and delivery of this Note Purchase Agreement, any amendments, waivers or consent with respect to the Transaction Documents, the other documents to be delivered hereunder or thereunder or in connection herewith or therewith and (ii) all reasonable costs and expenses, including the reasonable fees and expenses of counsel for the Owners and its Managing Agent, if any, in connection with the enforcement of this Note Purchase Agreement, the other Transaction Documents, and the other documents delivered hereunder or thereunder or in connection herewith or therewith.

(b) The Issuer shall be obligated to pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Note Purchase Agreement, the Notes, the other Transaction Documents or the other documents and agreements to be delivered hereunder and thereunder, and each of them agrees to save each Owner, each Managing Agent and the Administrative Agent harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(c) The Issuer shall pay to the Administrative Agent for the accounts of the Managing Agents on behalf of the applicable Ownership Group, upon the request of the Administrative Agent, such amount or amounts as shall compensate such Ownership Group for any loss (including loss of profit), cost or expense incurred by any Ownership Group (as reasonably determined by such Ownership Group and demonstrated by written evidence delivered to the Issuer as a result of any repayment of (including as a result of a Clean-Up Call), or any assignment to another Conduit Purchaser, the Committed Purchasers, the Alternate Transferees, or the Program Support Providers of, a Note or any interest therein (and the Funding Rate thereon) (x) prior to the maturity date of the Commercial Paper (or other financing source)

funding such Note and outstanding at the time of the repayment, such compensation to be limited to an amount equal to any loss or expense suffered by such Ownership Group during the period from the date of receipt of such repayment to (but excluding) the maturity date of the Commercial Paper (or other financing source) funding the Note (y) if any prepayment of principal occurs on a day other than the last day of any Interest Period or if any Advance is not made on the date specified in the Notice of Advance, in each case, with respect to any Notice of Advance as to which the Funding Rate during that Interest Period is based on LIBOR, any loss incurred by the Owner of that Note in obtaining, liquidating, employing or redeploying deposits of foreign currencies from third parties, for the period after any such repayment through the end of such Interest Period (the calculation of such loss or expense shall include a credit (not in excess of such loss or expense) for the interest that could be earned by such Owner of that Note as a result of redepositing or redeploying such amount), provided that, the Managing Agent related to the Owner shall have delivered to the Issuer a certificate of that Managing Agent as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error, or (z) in an amount different from the amount specified in any Notice of Advance, repayment notice or notice delivered in conjunction with a Clean-Up Call, in each case if the rate of interest obtainable by such Ownership Group upon the redeployment of an amount of funds equal to the amount of such repayment is less than the rate of interest applicable to such Commercial Paper (or other financing source) (such loss, cost, or expense being referred to herein as “Breakage Amount”). The determination by any Ownership Group of the amount of any such loss, cost, or expense shall be set forth in a written notice to the Administrative Agent and to the Issuer and the Servicer in reasonable detail and shall be conclusive, absent manifest error.

(d) The Issuer shall pay to any Owner, so long as such Owner shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves in excess of those reserves required on the date hereof with respect to liabilities or assets consisting of or including eurocurrency liabilities, additional yield on the Outstanding Principal Balance of all the Notes held by such Owner during each Interest Period in respect of which Note Interest Rate is computed by reference to LIBOR, for such Interest Period, at a rate per annum equal at all times during such Interest Period to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by dividing such LIBOR referred to in clause (i) above by that percentage equal to 100% minus the LIBOR Rate Reserve Percentage of such, Owner for such Interest Period, payable on each date on which accrued interest on the Note held by such Owner is due and payable to such Owner. Such additional yield shall be determined by each Managing Agent and notice thereof (accompanied by a statement setting forth the basis for the amount being claimed) shall be given to the Administrative Agent to deliver to the Servicer and the Issuer within 30 days after any interest payment on the Notes is made with respect to which such additional payment to preserve yield is requested. Such written statement shall, in the absence of manifest error, be rebuttable presumptive evidence of the subject matter thereof. Any Indemnified Party claiming any additional amounts payable pursuant to this Section 9.05(d) agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different office or branch of such Indemnified Party as its lending office if the making of such a designation would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Indemnified Party, be otherwise disadvantageous to such Indemnified Party.

(e) Provided that the Owner has complied with the provisions of subsection (f) below, all payments made by the Seller to or for the benefit of such Owner hereunder shall be made without withholding for or on account of any present or future taxes, except for taxes based on overall net income (including franchise taxes based on net income), backup withholding taxes under Section 3406 of the Code, and taxes imposed by any country, or any political subdivision thereof, other than the United States (“Excluded Taxes”). If any withholding of taxes other than Excluded Taxes is so required and the Owner has complied with the provisions of subsection (f) below, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrued thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Owner and the Managing Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that the Owner or the Managing Agent (as the case may be) would have received had such withholding not been made. If the Managing Agent or any Owner pays any such taxes (other than Excluded Taxes), penalties or interest and the Owner has complied with the provisions of subsection (f) below, the Seller shall reimburse the Managing Agent or such Owner for that payment on demand. If the Seller pays any such taxes (other than Excluded Taxes), penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Owner or Managing Agent on whose account such withholding was made (with a copy to the Managing Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Indenture Trustee or Managing Agent pays any such taxes (other than Excluded Taxes), penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Owner on whose account such withholding was made (with a copy to the Seller) on or before the thirtieth day after payment.

(f) Before the first day on which any amount is payable hereunder for the account of any Owner that is not a United States person within the meaning of Section 7701(a)(30) of the Code, such Owner shall deliver to the Seller, the Indenture Trustee, and the Administrative Agent each two (2) duly completed, true, and correct copies of United States Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Owner is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Owner shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent or the Seller.

(g) If a Conduit Purchaser becomes obligated to compensate any financial institution under its commercial paper program as a result of any events or circumstances similar to those described in Section 9.04 or clauses (c), (d) and (e) of this Section 9.05, such Conduit Purchaser shall promptly deliver to the Issuer and the Servicer a certificate setting forth in reasonable detail the computation of such amounts (which shall be allocated to the Issuer based on the portion of such compensation attributable to the Issuer’s receipt of or right to receive funds under this Agreement). In the absence of manifest error, such certificate shall be conclusive and binding for all purposes. The Issuer shall be obligated to pay to the Conduit Purchaser, promptly after receipt of such certificate, such additional amounts as may be necessary to pay or reimburse the Conduit Purchaser for any amounts so paid or payable by the Conduit Purchaser. With respect to amounts to be paid pursuant to this Section 9.05(e) as a result of any events or circumstances similar to those described in Section 9.04, the applicable Conduit Purchaser shall request the party to be compensated to use its reasonable efforts to mitigate the effect upon the Issuer and the Servicer of any such increased costs or capital requirements; provided, such party shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

ARTICLE X

THE AGENTS

SECTION 10.01. Authorization and Action of Administrative Agent. Each Ownership Group and its related Managing Agent hereby accepts the appointment of and authorizes the Administrative Agent to take such action as agent on behalf of such Ownership Group and Managing Agent and to exercise such powers as are delegated to such Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except for actions which the Administrative Agent is expressly required to take pursuant to this Note Purchase Agreement, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to applicable law unless the Administrative Agent shall receive further assurances to its satisfaction from the applicable Ownership Groups, of the indemnification obligations under Section 10.04 against any and all liability and expense which may be incurred in taking or continuing to take such action. The Administrative Agent agrees to give to each Managing Agent prompt notice of each notice and determination and a copy of each report (if such notice, report or determination is not given by the applicable Person to the Managing Agents) given to it by each Seller or the Issuer, pursuant to the terms of this Note Purchase Agreement or any other Transaction Document.

SECTION 10.02. Authorization and Action of Managing Agents. Each member of each Ownership Group hereby accepts the appointment of and authorizes the Managing Agent for such Ownership Group to take such action as agent on its behalf and to exercise such powers as are delegated to such Managing Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Managing Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies under this Note Purchase Agreement or any other Transaction Document and any related agreements and documents on behalf of the Owner(s) of the Note held by such Managing Agent’s Ownership Group. Except for actions which any Managing Agent is expressly required to take pursuant to this Note Purchase Agreement, as the case may be, such Managing Agent shall not be required to take any action which exposes such Managing Agent to personal liability or which is contrary to applicable law unless such Managing Agent shall receive further assurances to its satisfaction from the members of its related Ownership Group of the indemnification obligations under Section 10.05 against any and all liability and expense which may be incurred in taking or continuing to take such action.

SECTION 10.03. Agency Termination. Subject to Sections 10.05 and 10.07, the appointment and authority of the Administrative Agent as to all Ownership Groups and each Managing Agent as to its related Ownership Group hereunder shall terminate upon the later of (i) the payment to (a) such Ownership Groups or the related Ownership Group, as the case may be, of all amounts owing to such Ownership Groups or the related Ownership Group, as the case may be, hereunder and under the Notes and (b) the Managing Agents and the Administrative Agent of all amounts due hereunder and under the Notes and (ii) as to each Ownership Group the Commitment Termination Date.

SECTION 10.04. Agents’ Reliance, etc. Neither the Administrative Agent, the Managing Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it as Administrative Agent or as Managing Agents under or in connection with this Note Purchase Agreement or any related agreement or document, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and each Managing Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Ownership Group and shall not be responsible to any Ownership Group for any statements, warranties or representations made by the Issuer, the Sellers or the Servicer in connection with this Note Purchase Agreement or any other Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Note Purchase Agreement or any other Transaction Document on the part of the Issuer, the Sellers or the Servicer or to inspect the property (including the books and records) of the Issuer, the Sellers or the Servicer; (iv) shall not be responsible to the Ownership Group, as the case may be, for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Note Purchase Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Note Purchase Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

SECTION 10.05. Administrative Agent, Managing Agents and Affiliates. The Administrative Agent and its Affiliates and each Managing Agent and its Affiliates may generally engage in any kind of business with the Issuer, the Servicer or the Sellers, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, the Sellers, the Servicer or the NMCI Contract Obligor or any of their respective Affiliates, all as if CSFB were not the Administrative Agent and without any duty to account therefor to the other Managing Agents or Ownership Groups and as if such parties were not Managing Agents and without any duty to account therefor to their respective related Ownership Groups.

SECTION 10.06. Indemnification. (a) Each Owner (other than a Conduit Purchaser) severally agrees to indemnify its related Managing Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Managing Agent in any way relating to or arising out of this Note Purchase Agreement or any other Transaction Document or any action taken or omitted by such Managing Agent under this Note Purchase Agreement or any other Transaction Document; provided, that (i) no Ownership Group shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the related Managing Agent’s gross negligence or willful misconduct and (ii) no Ownership Group shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by each Owner in such Ownership Group. Without limitation of the generality of the foregoing, each Owner (other than a Conduit Purchaser) agrees to reimburse the related Managing Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by such

Managing Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Note Purchase Agreement or any other Transaction Document, provided, that no Owner shall be responsible for the costs and expenses of such Managing Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the related Managing Agent to the extent a court of competent jurisdiction in a final and non-appealable decision determines that such Managing Agent was grossly negligent or engaged in willful misconduct.

(b) Each Managing Agent severally agrees to indemnify the Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Note Purchase Agreement or any action taken or omitted by the Administrative Agent under this Note Purchase Agreement; provided, that (i) no Managing Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Administrative Agent’s gross negligence or willful misconduct and (ii) no Managing Agent shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the related Ownership Group. Without limitation of the generality of the foregoing, each Managing Agent agrees to reimburse the Administrative Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Note Purchase Agreement, provided, that no Managing Agent shall be responsible for the costs and expenses of the Administrative Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Administrative Agent to the extent a court of competent jurisdiction in a final and non-appealable decision determines that the Administrative Agent was grossly negligent or engaged in willful misconduct.

SECTION 10.07. Purchase Decision. Each Owner acknowledges that it has, independently and without reliance upon its related Managing Agent or the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Note Purchase Agreement and to purchase an interest in the Note. Each Owner also acknowledges that it will, independently and without reliance upon its related Managing Agent or the Administrative Agent or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Note Purchase Agreement or any related agreement, instrument or other document.

SECTION 10.08. Successor Agents. The Administrative Agent or any Managing Agent may resign at any time by giving five days’ written notice thereof each Managing Agent (in the case of the Administrative Agent’s resignation) or to the members of its respective Ownership Group (in the case of a Managing Agent’s resignation), as applicable, the Issuer and the Servicer. Upon any such resignation, the Managing Agents or the related Ownership Group, as applicable, shall have the right to appoint a successor Administrative Agent or Managing Agent subject, so long as no Termination Event or Event of Default has occurred and is continuing, to the prior approval of the Issuer (which approval will not be unreasonably withheld or delayed). If no successor Administrative Agent or Managing Agent shall have been so appointed and shall have accepted such appointment, within sixty days after the retiring Administrative Agent’s or Managing Agent’s giving of notice of resignation, then the retiring Administrative Agent or Managing Agent may, on behalf of the Managing Agents or the related Ownership Group, as applicable, appoint a successor Administrative Agent or Managing Agent. If such successor Administrative Agent or Managing Agent is not an Affiliate of the resigning Administrative Agent or Managing Agent, such successor Administrative Agent or Managing Agent shall be subject to the Issuer’s prior written approval (which approval will not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent or Managing Agent hereunder by a successor Administrative Agent or Managing Agent, such successor Administrative Agent or Managing Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Managing Agent, and the retiring Administrative Agent or Managing Agent shall be discharged from its duties and obligations under this Note Purchase Agreement. After any retiring Administrative Agent’s or Managing Agent’s resignation hereunder as Administrative Agent or Managing Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent or Managing Agent under this Note Purchase Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments. No amendment or waiver of any provision of this Note Purchase Agreement shall in any event be effective unless the same shall be in writing and signed by the Servicer, the Issuer, each Managing Agent and the Administrative Agent (provided that any waiver with respect to obligations of the Servicer or the Issuer shall not be required to be signed by it), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.02. Notices. All notices, demands, certificates, requests and communications hereunder (“notices”) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one (1) Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the date transmitted by legible telefax transmission with a confirmation of receipt, in all cases addressed to the recipient as set forth in Schedule III.

SECTION 11.03. No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Binding Effect; Participations, Etc.

(a) This Note Purchase Agreement shall be binding upon and inure to the benefit of the Issuer, the Servicer, the Administrative Agent, the Managing Agents, the Conduit Purchasers, Committed Purchasers, and the Alternate Transferees and their respective successors and permitted assigns (including any subsequent holders of the Notes); provided, that the Issuer shall not have the right to assign its rights hereunder or any interest herein (by operation of law or otherwise) without the prior written consent of the Administrative Agent and the Managing Agents. The Issuer acknowledges that each Owner may at any time assign any and all of its rights and obligations hereunder and under its related Note as permitted in Section 2.07.

(b) Any Owner may in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Eligible Transferees (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Note Purchase Agreement. Notwithstanding any such sale by an Owner of participating interests to a Participant, (i) such Owner’s rights and obligations under this Note Purchase Agreement shall remain unchanged, (ii) such Owner shall remain solely responsible for the performance thereof, (iii) such Owner shall remain the holder of any obligation owing to it hereunder for all purposes under this Note Purchase Agreement, and (iv) the Issuer, the Servicer, Administrative Agent, each Conduit Purchaser and the related Managing Agent shall continue to deal solely and directly with such Owner in connection with such Owner’s rights and obligations under this Note Purchase Agreement. The Issuer and the Servicer also agree that each Participant shall be entitled to the benefits of Article IX; provided, that the aggregate amount of all amounts payable by the Issuer or the Servicer to any such Participant shall be limited to the aggregate amount which would have been payable to the Owner selling such participating interest had such interest not been sold.

(c) This Note Purchase Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Notes shall have been paid in full.

SECTION 11.05. Confidentiality.

(a) For purposes of this Section 11.05, (i) “EDS Restricted Confidential Information” shall mean all information pertaining to the Issuer, a Seller or the Servicer (each, an “EDS Party”) or any of its affiliates or subsidiaries, furnished, communicated or made available by an EDS Party to the Administrative Agent, a Managing Agent or an Owner (each, an “Investor Party”) in any fashion (provided that such information is conspicuously marked “Confidential” if provided in writing) in connection with the transactions contemplated by the Transaction Documents (but excluding De-Linked Information), (ii) “Investor Restricted Confidential Information” shall mean all information pertaining to an Investor Party or any of its affiliates or subsidiaries, furnished, communicated or made available by an Investor Party to an EDS Party in any fashion (provided that such information is conspicuously marked “Confidential” if provided in writing) in connection with the transactions contemplated by the Transaction Documents (but excluding De-Linked Information), (iii) EDS Restricted Confidential Information or Investor Restricted Confidential Information, as the context may require, includes the following information, whether communicated in writing, in graphic or electronic form and regardless of the form or storage medium: (x) all business information, plans, tactics, or materials, including business plans and strategies, employee lists, employee benefit programs, personnel matters, customer lists, market information, pricing policies, methods, financial information, or information regarding financing plans, current planned and optional considerations for capital structure and liquidity needs, any customer contract or proposal for a customer contract, investor information, test data relating to any research or pilot projects, work in process, present or future products; (y) all computer programs (including object and source code), software processes, systems writings, technical know-how or ideas, and algorithms; and (z) all manuals, systems documentation, confidential reports, correspondence, memoranda or other materials related to any of the items described in clauses (x) and (y) above, in each case to the extent pertaining to an EDS Party (or any of its affiliates or subsidiaries) (in the case of EDS Restricted Confidential Information) or an Investor Party (or any of its affiliates or subsidiaries) (in the case of Investor Restricted Confidential Information); and (iv) “De-Linked Information” shall mean the Transaction Documents and all legal, accounting and other analyses affecting the structure of the transactions contemplated by the Transaction Documents. As to each Investor Party, its “Restricted Confidential Information” is the EDS Restricted Confidential Information. As to each EDS Party, its “Restricted Confidential Information” is the Investor Restricted Confidential Information.

(b) Each party will hold its Restricted Confidential Information in confidence. Each party hereto will use or disclose its Restricted Confidential Information only in connection with the transactions contemplated by the Transaction Documents. Additionally, each Investor Party agrees that it will not use or disclose to any Person any De-Linked Information (except for any Transaction Documents publicly filed by EDS under applicable SEC regulations) if such De-Linked Information is identified by such Investor Party or may readily be identified (as determined in good faith by such Investor Party) as relating to an EDS Party or the NMCI Contract, except that nothing herein shall prohibit any disclosure of De-Linked Information in any manner which would be permitted for EDS Restricted Confidential Information. Without limiting the generality of the above:

(i)	Each party hereto will disclose its Restricted Confidential Information only to those of its respective managers, members, employees, officers, directors, affiliates, agents, shareholders, owners and professional advisors (such managers, members, employees, officers, directors, affiliates, agents, shareholders, owners and advisors collectively referred to hereinafter as the “Representatives”) who need access to such Restricted Confidential Information in connection with the transactions contemplated by the Transaction Documents and, in the case of disclosure by an Investor Party, to its permitted assignees and participants, the placement agents for the commercial paper notes issued by an Owner, the rating agencies with respect to such notes, Program Support Providers, and counsel for any of the foregoing Persons (each a “Permitted Recipient”), and to no one else;

(ii)	Each party hereto will advise each of their respective Representatives who receive any Restricted Confidential Information of the information’s confidential nature, and will procure their assurance that they will abide by the terms and conditions of this Section 11.05 as though such Persons were parties hereto; and

(iii)	Each party hereto shall be responsible for the breach of this Section 11.05 by any of their respective Representatives.

(c) The obligation of nonuse and nondisclosure (including all restrictions on use and disclosure) described in Section 11.05 will not be deemed to restrict any party hereto from using and/or disclosing (such using and/or disclosing party being referred to herein as the “Disclosing Party”) any of its Restricted Confidential Information or De-Linked Information which:

(i)	is or becomes publicly known or within the public domain without the breach of this Section 11.05 by the Disclosing Party;

(ii)	was known to the Disclosing Party prior to its receipt from the applicable Owning Party or was rightfully received by the Disclosing Party from a third party;

(iii)	has been independently conceived, discovered, acquired or developed, whether before or after the date of this Agreement, by the Disclosing Party or its Representatives, without violating any of its obligations under this Section 11.05; or

(iv)	is otherwise necessary to establish rights or enforce obligations under the Transaction Documents, but only to the extent such disclosure is necessary.

(d) If any party hereto is requested or required by law or by any court or governmental agency or authority or the rules and regulations of any organization to disclose its Restricted Confidential Information, then the party so requested or required (the “Requested Party”) will provide the party which communicated such information to the Requested Party (the “Owning Party”) with prompt notice of such request or requirement prior to disclosure. The Owning Party receiving notice may then either seek appropriate protective relief from all or part of the request or requirement (including confidential treatment of any disclosure if required) at its sole expense or waive the Requested Party’s compliance with the provisions of this Section 11.05 with respect to all or part of such request or requirement. Each party hereto agrees that if it is the Requested Party, it will cooperate with the Owning Party in attempting to obtain, at the expense of the Owning Party, any protective relief which the Owning Party seeks. If upon the advice of counsel for the Requested Party, the Requested Party is legally compelled to disclose any of its Restricted Confidential Information to such court, agency, authority, organization or entity, then the Requested Party may disclose that portion of its Restricted Confidential Information which counsel to such Requested Party advises that it is compelled to disclose; provided that, if disclosure is required by the rules and regulations of any organization or entity on which the Disclosing Party’s securities are traded, the parties will consult with each other as far in advance as practicable as to the content and times of such releases or announcements.

(e) Each party hereto acknowledges and agrees that all of its Restricted Confidential Information and all summaries, compilations and, computer programs relating to such Restricted Confidential Information, whether prepared by an EDS Party or an Investor Party will be the exclusive property of the party hereto to which such Restricted Confidential Information pertains. Each party hereto acknowledges that none of the parties have been granted by this Section 11.05 a license, copyright, or similar right with respect to any of the Restricted Confidential Information or any other information provided by one party to the other. Each party hereto acknowledges that (except as otherwise provided in the Transaction Documents) no party represents or warrants (expressly or by implication) the accuracy or completeness of such information. Upon request, each party hereto agrees to destroy all copies of its Restricted Confidential Information, and will destroy all documents within its possession or control which contain any of its Restricted Confidential Information. To the extent permitted by applicable law, all documents, memoranda notes and other writings whatsoever prepared by a party based in whole or in part on its Restricted Confidential Information shall be destroyed, and, upon request of the applicable Owing Party, such destruction shall be certified in writing to such Owning Party by an authorized officer or agent supervising such destruction. Notwithstanding the return or destruction of any Restricted Confidential Information or any documents or materials based in whole or in part on any Restricted Confidential Information, each party shall continue to be bound by its obligations under this Section 11.05. Nothing contained in this Section 11.05 shall require a party, its Representatives or its Permitted Recipients to alter its normal record retention policies.

(f) This Section 11.05 constitutes the entire agreement among the parties hereto as to its subject matter, and supersedes any prior oral or written agreements on that subject matter (including the Confidentiality Agreements between EDS and each Managing Agent) relating to the possibility of such Managing Agent’s participation in financing for the NMCI Contract. This Section 11.05 shall remain in effect for a period of two years after the date on which the Obligations are paid in full, and shall then automatically terminate and expire.

(g) Each party hereto understands and agrees that money damages may not be a sufficient remedy for any violation of this Section 11.05 and that the respective party may seek specific performance and temporary, preliminary and/or permanent injunctive or other equitable relief as a remedy for any violation or prospective violation of this Section 11.05. None of the parties hereto, their respective Representatives and the Permitted Recipients shall be liable for punitive, consequential, exemplary or indirect damages resulting from any release or disclosure of Restricted Confidential Information. For the avoidance of doubt, any noncompliance by an Investor Party of this Section 11.05 with respect to any EDS Restricted Confidential Information or any De-Linked Information may be waived in writing by EDS acting alone, and any noncompliance by an EDS Party of this Section 11.05 with respect to any Investor Restricted Confidential Information may be waived in writing by the related Managing Agent, acting alone.

(h) Notwithstanding the foregoing paragraphs of this Section, any party to the transactions contemplated in the Transaction Documents (and each Representative and Permitted Recipient of the foregoing), may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or its Representative or Permitted Recipient relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The preceding sentence is intended to cause the transactions contemplated under the Transaction Documents to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

SECTION 11.06. GOVERNING LAW; JURISDICTION. THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE

WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS. EACH OF THE PARTIES TO THIS NOTE PURCHASE AGREEMENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS.

SECTION 11.07. WAIVER OF JURY TRIAL. EACH PARTY TO THIS NOTE PURCHASE AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR INDEMNIFIED PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS NOTE PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY PROVISION HEREOF OF THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, AMENDMENTS AND RESTATEMENTS, OR MODIFICATIONS TO THIS NOTE PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY EXTENSION OF THE COMMITMENT TERMINATION DATE).

SECTION 11.08. No Proceedings.

(a) Each of the Servicer and the Issuer agree that so long as any privately or publicly placed indebtedness for borrowed money of a Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any privately or publicly placed indebtedness for borrowed money of a Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, cooperate with any Person in the filing of, or encourage any Person with respect to the filing of a petition against such Conduit Purchaser or the Issuer under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against such Conduit Purchaser or the Issuer.

(b) Each member of each Ownership Group agrees that until one year plus one day since the last day on which any commercial paper of a Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, cooperate with any Person in the filing of, or encourage any Person with respect to the filing of a petition against such Conduit Purchaser under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against such Conduit Purchaser; provided that such prohibition shall not apply to any Conduit Purchaser taking any such action as to itself.

(c) Each Owner severally agrees that it shall not at any time file, or join in the filing of, cooperate with any Person in the filing of, or encourage any Person with respect to the filing of a petition against the Issuer under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against the Issuer.

(d) The provisions of this Section shall survive the termination of this Note Purchase Agreement.

SECTION 11.09. Execution in Counterparts. This Note Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.10. No Recourse. (a) The obligations of a Conduit Purchaser under this Note Purchase Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by a Conduit Purchaser or any officer thereof are solely the corporate or partnership obligations of such Conduit Purchaser. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Note Purchase Agreement or any other agreement, instrument, document or Note executed and delivered or issued by a Conduit Purchaser or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of such Conduit Purchaser.

(b) Notwithstanding any provisions contained in this Note Purchase Agreement to the contrary, no Conduit Purchaser shall, and shall be obligated not to, pay any amount pursuant to this Note Purchase Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section shall survive the termination of this Agreement.

SECTION 11.11. Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Note Purchase Agreement, or in any other Transaction Document and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the sale, transfer or repayment of the Note.

SECTION 11.12. Tax Characterization. Each party to this Note Purchase Agreement (a) acknowledges and agrees that it is the intent of the parties to this Note Purchase Agreement that, for federal, state and local income and franchise tax purposes, the Note will be treated as evidence of indebtedness secured by the Collateral and proceeds thereof and the Issuer will be disregarded as an entity separate from the owner of the Equity Certificate and will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness, unless and until an applicable taxing authority requires otherwise, or, in the case of an Owner, unless and until such Owner determines in good faith, based upon a change in the applicable tax law after the Funding Date, that no substantial authority (within the meaning of Code Section 6662 and the Treasury regulations promulgated thereunder) exists for such treatment and (c) agrees that the provisions of this Note Purchase Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GOVERNMENT CONTRACT RECEIVABLES NOTE TRUST, as the Issuer

By: THE BANK OF NEW YORK (DELAWARE), not in its individual capacity, but solely as Owner Trustee

By: /S/ PATRICK BURNS
Name: Patrick Burns
Title: Senior Vice President

ELECTRONIC DATA SYSTEMS CORPORATION,
as a Seller

By: /S/ SCOTT J. KRENZ
Name: Scott J. Krenz
Title: Treasurer

EDS INFORMATION SERVICES L.L.C.,
as the Servicer and as a Seller

By: /S/ SCOTT J. KRENZ
Name: Scott J. Krenz
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION, as successor in interest to State Street Bank and Trust Company, as the Indenture Trustee

By: /S/ SUSAN C. MERKER
Name: Susan C. Merker
Title: Vice President

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH, as Administrative Agent

By: /S/ BRUCE T. MILLER
Name: Bruce T. Miller
Title: Director

By: /S/ JOSH BORG
Name: Josh Borg
Title: Vice President

ALPINE SECURITIZATION CORP., as Conduit Purchaser

By: Credit Suisse First Boston, New York Branch, its Attorney-in-Fact

By: /S/ MARK LENGEL
Name: Mark Lengel
Title: Director

By: /S/ JOSEPH SOAVE
Name: Joseph Soave
Title: Vice President

GREENWICH FUNDING CORPORATION, as Conduit Purchaser

By: Credit Suisse First Boston, New York Branch, its Attorney-in-Fact

By: /S/ MARK LENGEL
Name: Mark Lengel
Title: Director

By: /S/ JOSEPH SOAVE
Name: Joseph Soave
Title: Vice President

GRAMERCY CAPITAL CORPORATION, as Conduit Purchaser

By: Credit Suisse First Boston, New York Branch, its Attorney-in-Fact

By: /S/ MARK LENGEL
Name: Mark Lengel
Title: Director

By: /S/ JOSEPH SOAVE
Name: Joseph Soave
Title: Vice President

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH, as Managing Agent for the CSFB Ownership Group

By: /S/ BRUCE T. MILLER
Name: Bruce T. Miller
Title: Director

By: /S/ JOSH BORG
Name: Josh Borg
Title: Vice President

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH, as an Alternate Transferee in the CSFB Ownership Group

By: /S/ BRUCE T. MILLER
Name: Bruce T. Miller
Title: Director

By: /S/ JOSH BORG
Name: Josh Borg
Title: Vice President

Percentage: 100%

S-3(a)

BRYANT PARK FUNDING LLC, as Conduit Purchaser

By: /S/ ANDREW YEARDE
Name: Andrew Yearde
Title: Vice President

HSBC SECURITIES (USA) INC., as Managing Agent for the HSBC Ownership Group

By: /S/ CHRISTINE DALTON
Name: Christine Dalton
Title: Vice President

HSBC BANK USA, as an Alternate Transferee in the HSBC Ownership Group

By: /S/ DAVID WAGSTAFF
Name: David Wagstaff
Title: First Vice President

Percentage: 100%

AMSTERDAM FUNDING CORPORATION, as Conduit Purchaser

By: /S/ BERNARD J. ANGELO
Name: Bernard J. Angelo
Title: Vice President

ABN AMRO BANK N.V., as Managing Agent for the ABN Ownership Group

By: /S/ KEVIN G. PILZ
Name: Kevin G. Pilz
Title: Vice President

By: /S/ S. SEAN CHEN
Name: S. Sean Chen
Title: Senior Vice President

ABN AMRO BANK N.V., as an Alternate Transferee in the ABN Ownership Group

By: /S/ KEVIN G. PILZ
Name: Kevin G. Pilz
Title: Vice President

By: /S/ S. SEAN CHEN
Name: S. Sean Chen
Title: Senior Vice President

Percentage: 100%

GEMINI SECURITIZATION CORP., as Conduit Purchaser

By: /S/ R. DOUGLAS DONALDSON
Name: R. Douglas Donaldson
Title: Treasurer

DEUTSCHE BANK, AG, NEW YORK BRANCH, as Managing Agent for the DB Ownership Group

By: /S/ WILLIAM W. MCGINTY
Name: William W. McGinty
Title: Director

By: /S/ PETER ESCHMANN
Name: Peter Eschmann
Title: Vice President

DEUTSCHE BANK, AG, NEW YORK BRANCH, as an Alternate Transferee in the DB Ownership Group

By: /S/ WILLIAM W. MCGINTY
Name: William W. McGinty
Title: Director

By: /S/ PETER ESCHMANN
Name: Peter Eschmann
Title: Vice President

Percentage: 100%

GENERAL ELECTRIC CAPITAL CORPORATION,
as Managing Agent for the GE Ownership Group

By:	/S/ JAY A. PAGE
Name: Jay A. Page
Title: Chief Risk Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Committed Purchaser in the GE Ownership Group

By:	/S/ JAY A. PAGE
Name: Jay A. Page
Title: Chief Risk Officer

Percentage: 100%